SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒ Preliminary Information Statement	☐	Confidential, for Use of the
Commission Only (as permitted
by Rule 14c-5(d)(2))
☐ Definitive Information Statement

Target Logistics, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share; Class F Preferred Stock, par value $10.00 per share

(2)	Aggregate number of securities to which transaction applies:

21,490,385

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$2.50

(4)	Proposed maximum aggregate value of transaction:

$53,725,962.50

(5)	Total fee paid:

$10,745.19

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

TARGET LOGISTICS, INC.
500 HARBORVIEW DRIVE, THIRD FLOOR
BALTIMORE, MARYLAND 21230
(410) 332-1598

NOTICE OF ACTION BY WRITTEN CONSENT AND OF APPRAISAL RIGHTS

To the Stockholders of Target Logistics, Inc.:

Target Logistics, Inc., a Delaware corporation (which we refer to as the “Company”), is writing to you in connection with the Agreement and Plan of Merger, dated as of September 17, 2007, among the Company, Mainfreight Limited, a New Zealand corporation (“Mainfreight”), and Saleyards Corp., a Delaware corporation and wholly owned subsidiary of Mainfreight. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger contemplated by the merger agreement as the “Merger.” Upon the effective time of the Merger, each outstanding share of the Company’s common stock (other than shares owned by Mainfreight, the Company or any of their respective subsidiaries or any shares for which appraisal rights have been perfected as described below) will automatically convert into the right to receive $2.50 per share in cash, without interest, each share of the Company’s Class F Preferred Stock will automatically convert into the right to receive $62.50 per share in cash (the equivalent of $2.50 per share of common stock multiplied by 25, which is the number of shares of common stock into which each Class F share may be converted), without interest, and the Company will become a wholly owned subsidiary of Mainfreight.

The board of directors of the Company, by unanimous vote, (i) has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) has approved and declared advisable the Merger Agreement and the Merger, and (iii) has resolved to submit to our stockholders and recommend that our stockholders adopt the Merger Agreement and approve the Merger. The board of directors of the Company has obtained a fairness opinion in support of its determination. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock and Class F Preferred Stock voting as a single class is required to approve the Merger. Under Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), stockholder action may be taken without a meeting and without prior notice, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote have approved the Merger Agreement and the Merger. No other vote or stockholder action is required. Accordingly, your vote is not required for the completion of the Merger and we are not asking you to take any action in connection with the Merger prior to its completion. Once it is completed, we will so advise you and provide you with an opportunity to exchange your shares for the merger consideration described below or, if you have perfected your appraisal rights, seek appraisal of your shares, as provided by Delaware law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, you may be entitled to appraisal rights in connection with the Merger as described in the attached Information Statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Company common stock and preferred stock at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) instead of $2.50 in cash, without interest, for each share of common stock and instead of $62.50 in cash, without interest, for each share of preferred stock.

This Notice and the Information Statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL and of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Appendix B to the Information Statement.

Please read this Information Statement carefully and in its entirety. Although you will not have an opportunity to vote on the approval of the Merger Agreement and the Merger, this Information Statement contains important information about the Merger, including information regarding your statutory appraisal rights.

    By Order of the Board of Directors

    Philip J. Dubato
    Secretary
Baltimore, Maryland
October __, 2007

TARGET LOGISTICS, INC.
500 HARBORVIEW DRIVE, THIRD FLOOR
BALTIMORE, MARYLAND 21230
(410) 332-1598

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to the stockholders of Target Logistics, Inc., a Delaware corporation (“Company,” “we” or “us”), to advise them of the corporate actions described herein, which have been authorized by the written consent of stockholders owning a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon. This action is being taken in accordance with the requirements of the General Corporation Law of the State of Delaware (“DGCL”).

On September 17, 2007, the Company’s board of directors (sometimes referred to in this Information Statement as the “Board”) unanimously approved the merger of the Company with Saleyards Corp., a Delaware corporation and wholly owned subsidiary of Mainfreight Limited, a New Zealand corporation (“Mainfreight”), with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Mainfreight (the “Merger”), declared the Merger to be advisable, and authorized the submission of the Merger Agreement and Merger to the Company’s stockholders for action.

The Board has fixed the close of business on September 17, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to vote on the Merger Agreement and Merger, and to notice of the action approving the Merger Agreement and authorizing the Merger. On that date, there were outstanding 18,076,735 shares of the Company’s common stock, par value $.01 per share (the “Shares”), exclusive of Shares held in the Company’s treasury, and 122,946 shares of the Company’s Class F Preferred Stock, par value $10.00 per share (the “Class F Shares”). Each record holder of Shares on the Record Date is entitled to one vote for each Share held, and each record holder of Class F Shares on the Record Date is entitled to 25 votes for each Class F Share held, on all matters to come before the stockholders for approval.

Under Section 228 of the DGCL, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Merger must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

Under Section 251 of the DGCL, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s voting stock is required to approve the Merger Agreement and the Merger. On September 17, 2007, three stockholders that, in the aggregate, are the record owners of 10,978,853 Shares and all of the Class F Shares, representing in the aggregate approximately 66.4% of the outstanding voting power of the Company, executed and delivered to the Company written consents authorizing and approving the Merger Agreement and the Merger.

Accordingly, the Merger has been approved by holders representing approximately 66.4% of the outstanding voting stock of the Company. As such, no vote or further action of the stockholders of the Company is required to approve the Merger. You are hereby being provided with this notice of the approval of the Merger by less than unanimous written consent of the stockholders of the Company. However, the Merger will not be effective until at least 20 calendar days after this Information Statement has first been sent to stockholders.

All of the Class F Shares and 5,884,585 Shares (representing in the aggregate approximately 42.35% of the voting securities of the Company) are owned by TIA, Inc. (“TIA”), a Delaware corporation. At the effective time of the Merger, these Shares and the Class F Shares will be the only assets owned by TIA. TIA is a wholly owned subsidiary of Wrexham Aviation Corp. (“Wrexham”), a Delaware corporation. TIA is the only asset owned by Wrexham. Wrexham is wholly owned by Swirnow Airways Corp., a Delaware corporation (“Swirnow Airways”). Stuart Hettleman, a director and the Chief Executive Officer of the Company, is a 24.5% owner of Swirnow Airways, and a trust created for the benefit of the wife and minor children of David E. Swirnow, a director of the Company, is a 24.5% owner of Swirnow Airways. Immediately prior to the effective time of the Merger, Swirnow Airways will sell all of its interest in Wrexham to Mainfreight or a wholly owned subsidiary of Mainfreight for an amount equal to $2.50 per Share owned by TIA and $62.50 per Class F Share owned by TIA (the equivalent of $2.50 per Share multiplied by 25, which is the number of Shares into which each Class F Share may be converted).

The executive offices of the Company are located at 500 Harborview Drive, Third Floor, Baltimore, Maryland 21230, and its telephone number is (410) 332-1598.

This information statement is first being mailed to stockholders on or about October __, 2007 and is being furnished for informational purposes only.

No officer or director or principal stockholder has a substantial or material interest in the consummation of the Merger other than as discussed herein.

ii

TABLE OF CONTENTS

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	1

SUMMARY	1

THE COMPANIES	5

TARGET LOGISTICS, INC.	5
MAINFREIGHT LIMITED	5

THE MERGER	5

The Merger	5
Reasons for the Merger	5
Historical Financial and Stock Price Information	7
Projected Financial Information of the Company	8
Board Approval	9
Vote Required	10
Stock Purchase Agreement	10
Stock Options	10
Interests of Directors and Executive Officers of the Company in the Merger	11
Closing and Effective Time	12
Fairness Opinion	12
Material United States Federal Tax Consequences of the Merger	17
Effect of the Merger on Listing and SEC Registration	19
Effect of the Merger on Listing and SEC Registration	19

EFFECT OF OFFER ON LISTING, MARKET FOR SHARES AND SEC REGISTRATION	19

Regulatory Matters Related to the Merger	19

BACKGROUND OF THE MERGER	19

APPRAISAL RIGHTS	21

THE MERGER AGREEMENT	23

Effective Time of the Merger	24
The Merger	24
Consideration to be Received	24
Stock Options	24
Payment of Merger Consideration	24
Representations and Warranties	25
Covenants	25
No Solicitation of Other Offers	26
Company Indemnification Provisions; Directors’ and Officers’ Insurance	27
Conditions to Completion of the Merger	27
Termination of the Merger Agreement	27
Fees, Expenses and Termination Fees	28

AVAILABLE INFORMATION	29

APPENDIX A - AGREEMENT AND PLAN OF MERGER
APPENDIX B - APPRAISAL RIGHTS PROVISIONS UNDER DELAWARE LAW
APPENDIX C - OPINION OF BB&T CAPITAL MARKETS

iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement, and the documents which we incorporate by reference in this information statement, may contain “forward-looking statements.” All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, and any statement of assumptions underlying any of the foregoing. These statements may contain words such as “expects,” “anticipates,” “plans,” “believes,” “projects,” and words of similar meaning. These statements relate to our future business and financial performance.

Actual outcomes may differ materially from these statements. The risk factors listed in our Annual Report on Form 10-K for the year ended June 30, 2007, as well as any cautionary language in this Information Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update or revise any of the forward-looking statements contained in this information statement. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this information statement. Readers should carefully review the information and risk factors set forth in other reports and documents that we file from time to time with the Securities and Exchange Commission (which we refer to in this information statement as the “SEC”).

The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in this information statement.

SUMMARY

The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this Information Statement. You should carefully read this entire Information Statement, including each of the appendices attached to this Information Statement.

Q. Why did I receive this Information Statement?

A. Applicable requirements of Delaware law and the federal securities laws require us to provide you with information regarding the Merger. As explained more fully elsewhere in this Information Statement, since the Company has adopted the Merger Agreement and the Merger has been approved by the written consent of stockholders owning in the aggregate approximately 66.4% of the voting power of the outstanding capital stock of the Company, your consent to the Merger will not be required and is not requested. Nevertheless, this Information Statement contains important information about the Merger, including information regarding your rights of appraisal. Please refer to the section of this Information Statement titled “THE MERGER - Vote Required.”

Q. What is the proposed transaction?

A. The proposed transaction is the Merger of the Company with Saleyards Corp. whereby our stockholders will receive $2.50 per Share and $62.50 per Class F Share (the equivalent of $2.50 per Share multiplied by 25, which is the number of Shares into which each Class F Share may be converted), each without interest, and the Company will become a wholly owned subsidiary of Mainfreight. Please refer to the section of this Information Statement titled “THE MERGER - Purpose.”

Q. Why am I not being asked to vote on the Merger?

A. The Merger requires the approval of the holders of a majority of the voting power of the outstanding capital stock of the Company (or consenting in writing in lieu of a vote). Three stockholders, that currently own in the aggregate approximately 66.4% of the voting power of outstanding Shares and Class F Shares, have executed written consents approving the Merger Agreement and the Merger. As a result, as provided in the Merger Agreement, no other vote or consent of our stockholders will be required or requested. Please refer to the section of this Information Statement titled “THE MERGER - Vote Required.”

Q. What does our Board recommend?

A. Our Board, by unanimous vote, has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and our stockholders and has approved and declared advisable the Merger Agreement and the Merger. Our Board recommended that our stockholders adopt the Merger Agreement and approve the Merger.

Our purpose for engaging in the Merger is to enable our stockholders to realize the value of their investment in the Company through the receipt of $2.50 in cash per Share (and the equivalent per Class F Share), representing a premium of 36.6% above the closing market price of our Shares on the American Stock Exchange (“Amex”) on September 17, 2007, the last trading day before the Company publicly announced the Merger and a multiple of 33 of the Company’s earnings per share for its fiscal year ended June 30, 2007. Please refer to the section of this Information Statement titled “THE MERGER - Purpose.”

Q. Did the Board obtain an opinion in connection with its recommendation?

A. Yes. The Board retained BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (which we refer to in this Information Statement as “BB&T”), as its financial advisor to render its opinion as to the fairness, from a financial point of view, to our stockholders of the Merger consideration to be paid to our stockholders pursuant to the Merger. The Board received an opinion, dated September 17, 2007, of BB&T to the effect that, as of the date of the opinion, and based upon and subject to certain assumptions, factors, qualifications and limitations set forth therein, the $2.50 per share (and the equivalent $62.50 per Class F Share) cash Merger consideration to be paid to stockholders (other than stockholders who are entitled to demand and properly demand appraisal rights) was fair, from a financial point of view, to such holders. The full text of BB&T’s written opinion is attached to this document as Appendix C. Stockholders are encouraged to read BB&T’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BB&T in connection with its opinion. BB&T provided its opinion for the information and assistance of the Board, was only one of many factors considered by the Board in its evaluation of the Merger and only addresses the fairness, from a financial point of view, to our stockholders of the Merger consideration to be paid to our stockholders pursuant to the Merger. BB&T’s opinion does not address the relative merits of the Merger or any related transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger or any related transaction and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating to the Merger. Please refer to the section of this Information Statement titled “THE MERGER – Fairness Opinion.” We urge you to, and you should, read the BB&T opinion in its entirety.

Q. What will I receive for my Shares if the Merger is completed?

A. Upon completion of the Merger, each stockholder will be entitled to receive $2.50 per Share in cash (and the equivalent per Class F Share), without interest, except that the Merger consideration will not be paid for shares held by Mainfreight or any direct or indirect wholly owned subsidiary of Mainfreight or the Company or its subsidiaries. The Merger consideration will also not be paid to any stockholder who is entitled to demand and properly demands appraisal of their shares under the DGCL. Following the completion of the Merger, upon the surrender of your Share and/or Class F Share certificates, you will receive an amount in cash equal to the product obtained by multiplying the Merger consideration by the number of shares represented by the certificates that you surrender (the aggregate amount payable to any individual stockholder of record will be rounded to the nearest cent). In the event of a transfer of ownership of any Shares or Class F Shares that has not been registered in the records of our transfer agent prior to the effective time of the Merger, the cash consideration may be paid to a person other than the registered owner, provided specified requirements are satisfied. Please refer to the sections of this Information Statement titled “THE MERGER AGREEMENT – Consideration to be Received” and “THE MERGER AGREEMENT – Payment of Merger Consideration.”

Q. Will the Merger consideration depend on the Company’s results of operations or the trading price of its common stock?

A. No. The value of the Merger consideration is fixed. The Merger Agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition nor any change in the trading price of our Shares. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Consideration to be Received.”

Q. Are there conditions to the completion of the Merger?

A. Yes. The completion of the Merger is conditioned on at least 20 calendar days having elapsed from the date this Information Statement was first mailed to the Company’s stockholders, the accuracy of all representations and warranties of the parties, the performance in all material respects of all covenants of the parties, no court order or any statute, rule, regulation or executive order by an appropriate governmental authority being in effect that would make the Merger illegal or otherwise prevent the consummation thereof, stockholders having exercised appraisal rights for no more than 2,000,000 of the outstanding Shares (see below), and the Company having net working capital (as calculated in the Merger Agreement) of not less than $7,403,148 as of a date that is no more than 31 days prior to the effective date of the Merger. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT - Conditions to Completion of the Merger.

Q. What vote of stockholders is required to adopt the Merger Agreement?

A. Please refer to the answer to the question “Why am I not being asked to vote on the Merger” above.

Q. Am I entitled to appraisal rights in connection with the Merger?

A. Yes. You are entitled to appraisal rights under Delaware law in connection with the Merger if it is completed and provided you take all the steps required to perfect your statutory appraisal rights. Please refer to the section of this Information Statement titled “APPRAISAL RIGHTS.”

Q. Can the Merger Agreement be terminated?

A. The Merger Agreement may be terminated as follows: (i) by mutual consent, (ii) generally, by either party if the Merger is not completed by January 31, 2008, (iii) by either party if the Merger is prohibited by issuance of an order, decree or ruling, (iv) by either party if the other is in material breach of any representation, warranty, covenant or agreement, (v) by either party if at a meeting of the stockholders of the Company called due to the invalidity or effective revocation of the principal stockholders’ consents to the Merger, the required Company stockholder vote shall not have been obtained, (vi) by Mainfreight under certain circumstances if there is a competing offer to acquire the Company, (vii) by Mainfreight if the Company breaches in any material respect its covenant not to solicit competing proposals to acquire the Company or (viii) by Mainfreight if more than 2,000,000 of the Shares demand appraisal rights. Under certain circumstances, in the event of termination, Mainfreight will be entitled to a termination fee equal to $2,115,000. Please refer to the sections of this Information Statement titled “THE MERGER AGREEMENT - Termination of the Merger Agreement.”

Q. When is the Merger expected to be completed?

A. The closing of the Merger will take place as soon as practicable (but in no event later than two business days) after all conditions to the Merger under the terms of the Merger Agreement have been satisfied or waived. Upon the satisfaction or waiver of such conditions, a Certificate of Merger will be filed with the Secretary of State of Delaware under the DGCL, following which the Company will become a wholly owned subsidiary of Mainfreight. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT - Effective Time of the Merger Agreement.”

Q. If the Merger is consummated, will the Company remain a public company and listed on the Amex?

A. No. Following the consummation of the Merger, the Company no longer will be publicly owned and the Company will cease making filings with the SEC and otherwise cease being required to comply with the rules relating to publicly held companies. We intend to and will cause the Company to delist from trading on the American Stock Exchange and apply for termination of registration of the Shares under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”) as soon after the completion of the Merger as the requirements for such delisting and termination are met. Please refer to the section of this Information Statement titled “THE MERGER - Effect of the Merger on Listing and SEC Registration.”

Q. Should I send in my stock certificates now?

A. No. After the completion of the Merger, we will send you detailed instructions for exchanging your stock certificates for the Merger consideration. Please refer to the section of this Information Statement titled “THE MERGER AGREEMENT – Payment of the Merger Consideration.”

Q. Will I owe taxes as a result of the Merger?

A. The Merger will be a taxable transaction for all U.S. stockholders. As a result, assuming you are a U.S. stockholder, the cash you receive for your shares in the Merger may be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) your adjusted tax basis in the Shares converted into the Merger consideration. Please refer to the section of this Information Statement titled “THE MERGER - Material United States Federal Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the Merger. However, you should consult your own tax advisor on the specific tax consequences of the Merger to you.

Q. Where can I find more information about the Company?

A. We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this Information Statement titled “AVAILABLE INFORMATION.”

Q. Who can help answer my questions about the Merger?

A. If you have any questions regarding the Merger after reading this Information Statement, require assistance or need additional copies of this Information Statement, you should contact Mr. Stuart Hettleman, President and CEO, Target Logistics, Inc., 500 Harborview Drive, Third Floor, Baltimore, Maryland 21230, Telephone: (410) 332-1598.

THE COMPANIES

TARGET LOGISTICS, INC.

Target Logistics, Inc. (“we” or “the Company”) provides freight forwarding services and logistics services, through our wholly owned subsidiary, Target Logistic Services, Inc. (“TLSI”). We are a non-asset based third party logistics services company providing time definite and value added supply chain solutions on a global basis to over 3,000 accounts. We have a large network of 34 offices throughout the United States, including exclusive agency relationships in 20 cities. We also have a worldwide agent network with coverage in over 70 countries which allows us to provide logistics services on a global basis. We offer a wide range of domestic shipping and distribution options to meet our customers’ schedules, managing and arranging for the total transport of our customers’ freight from the shippers’ locations to the designated recipients, including the preparation of shipping documents and providing handling, packing and containerization services. We also offer a full range of international logistics services including international air and ocean transportation. We concentrate on cargo shipments weighing more than 50 pounds requiring time specific delivery, and our average shipment weighs approximately 1,700 pounds. Each of our stations is linked in real-time through our proprietary information system, by online communications that speeds the two-way flow of shipment data and related logistics information between origin and destination. All of our services are provided through our TLSI subsidiary. The Company was incorporated in Delaware in January 1996 as the successor to operations commenced in 1970. Our common stock is listed on the American Stock Exchange under the symbol “TLG.”

MAINFREIGHT LIMITED

Mainfreight Group is a New Zealand based global supply chain logistics provider, specializing in less-than-container-load freight, with branches throughout New Zealand, Australia, Asia and the United States. Mainfreight is a leading supply chain logistics provider with a history of implementing technology that improves the quality and availability of information to customers worldwide. Since the Mainfreight Group was established 29 years ago, Mainfreight has experienced rapid growth-rate across the globe and undertaken a number of acquisitions in order to offer its customers a more efficient transport solution. Mainfreight serves more than 20,000 customers worldwide with a broad range of logistics services linked by sophisticated technology. Mainfreight Group’s international freight forwarding industry volumes make it number one from USA to New Zealand, number two from USA to Australia, number one from China to Australia and number one on the Trans Tasman inbound and outbound. Mainfreight’s ordinary shares are listed on the New Zealand Stock Exchange under the symbol “MFT.”

THE MERGER

The Merger

The transaction to which this Information Statement relates is the merger of the Company with Saleyards Corp., a Delaware corporation and wholly owned subsidiary of Mainfreight, with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Mainfreight. Under the terms of the Merger Agreement, each outstanding Share will entitle the holder thereof to receive $2.50 in cash and each outstanding Class F Share will entitle the holder thereof to receive $62.50 in cash, without interest.

Reasons for the Merger

The Company’s purpose for engaging in the Merger is to enable stockholders to realize the value of their investment in the Company through the receipt of the equivalent of $2.50 in cash per Share, representing a premium of 36.6% above the closing market price of the Shares on the Amex on September 17, 2007, the last trading day before the Company publicly announced the Merger, and a multiple of 33 of the Company’s earnings per share for its fiscal year ended June 30, 2007.

Since its initial public offering in June 1996 at $6.00 per Share, through September 17, 2007 (the last trading day before the Company publicly announced the Merger), the Shares have traded between $0.11 and $7.00 per Share. Through 2002, the Company incurred annual losses from operations; beginning with the fiscal year ended June 30, 2003, the Company’s operations were profitable. For the fiscal year ended June 30, 2006, the Company recorded its highest operating income and net income and reported earnings per Share on a fully diluted basis of $0.13. During that time, our Share price reflected the performance of the Company and, during the first quarter of fiscal 2007, the per Share price on the Amex peaked at $5.45 per Share as a result of the Company’s Amex listing and its record earning results for the first nine months of the fiscal year ended June 30, 2006.

Since that time, though, as economic conditions affecting the freight forwarding industry and other factors negatively impacted our financial results (as did a problematic acquisition we completed in the first quarter of fiscal year 2007), the Company was not able to meet its internal forecasts for operating and net income, and we reported lower financial results in our fiscal year 2007. For the fiscal year ended June 30, 2007, the Company had released guidance on November 2, 2006 which projected operating revenue to range from $185 million to $195 million and earnings per share on a fully diluted basis to range from $0.12 to $0.15. The results for our June 30, 2007 fiscal year as reported in our recently filed Annual Report on Form 10-K were operating revenue of $180 million and earnings per Share on a fully diluted basis of $0.08. On September 17, 2007, the last trading day before the Company publicly announced the Merger, the Share price on the Amex closed at $1.83.

The Company’s internal forecast for fiscal year 2008 (prepared by the Company in the ordinary course) projects operating revenue of $190 million and earnings per Share on a fully diluted basis of $0.11. We believe that overall economic conditions and our Company’s financial performance would need to improve dramatically for our Share price to rise to the $2.50 per Share offered in the Merger. (Please see the section titled “THE MERGER - Fairness Opinion” and below “Historical Financial and Trading Information” and “Projected Financial Information of the Company”).

In reaching its determinations, approvals and recommendations referred to below, our Board consulted with management and its legal and financial advisors and considered the facts set forth above as well as a number of additional factors, including, among others, the following factors, each of which, in the view of our Board, supported such determinations, approvals and recommendations:

▪
the Merger consideration of $2.50 in cash per Share to be paid in the Merger represents a premium of 36.6% above the closing market price of the Shares on the AMEX on September 17, 2007, the last trading day before the Company publicly announced the Merger, and a multiple of 33 of the Company’s earnings per share for its fiscal year ended June 30, 2007;

▪	the Merger consideration will be paid in cash;

▪	Mainfreight’s obligation to complete the Merger is not subject to any financing contingencies;

▪	the Board’s view of Mainfreight’s ability to fund the Merger consideration and to close the transaction;

▪	the fairness opinion dated September 17, 2007 which was delivered to the Board by BB&T and the financial analyses performed by BB&T in connection with the rendering of its opinion;

▪	management’s view of the financial condition, operations and businesses of the Company, and the Company’s prospects if it were to remain independent;

▪	management’s view of the liquidity of the market for the Company’s common stock;

▪
management’s view, based on its knowledge of the industry, earlier discussions with another forwarder which expressed an interest in acquiring a significant equity interest in the Company, and a market check performed by our financial advisor, that it is unlikely that any other party would propose to enter into a transaction more favorable to the Company and its stockholders;

▪	the Merger Agreement containing only customary conditions to the completion of the Merger, which increases the likelihood that the merger will be completed; and

▪	the principal stockholders, together owning approximately 66.4% of the Company’s outstanding voting securities, informing the Board that they were in favor of the Merger.

The Board also considered potential adverse consequences of the Merger and the Merger Agreement, including:

▪
the fact that the Merger consideration is fixed, and therefore, that the Company’s stockholders will not share in any benefits of improved results of operations or prospects of the Company following the date the Merger Agreement was executed;

▪
the risk that the Merger might not be completed and the potential adverse effects of the failure to complete the Merger on the Company, including the diversion of management resources from other strategic opportunities, the restrictions in the Merger Agreement on the operation of our business, the transaction costs of the proposed Merger and the risk that, as a result of the announcement of the Merger, the Company’s existing relationships with its employees, vendors and suppliers could be impaired;

▪	the fact that gains from an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes;

▪
the restrictions on the ability of the Company to solicit offers for alternative business combination transactions and the inability of our Board to terminate the Merger Agreement and pay the termination fee if the Company receives an offer whose terms are superior to the terms of the Merger; and

▪
certain officers and directors of the Company may have interests in the Merger that are different from, or in addition to, the interests of the Company and its stockholders as described under “THE MERGER — Interests of Directors and Executive Officers of the Company in the Merger.”

Our Board concluded that the proposed Merger is the best alternative reasonably available to the Company in light of the business, operational and financial risks associated with operating on a standalone basis in our market.  In addition to the above, the Board also considered the increasing challenges faced by the Company as an independent company pursuing organic growth and/or growth through acquisitions of other companies, including the risks we have outlined in our Annual Report on Form 10-K filed with the SEC. In addition, we face significant ongoing and increasing costs, distractions, disadvantages and risks of remaining a public company which may significantly outweigh any potential perceived benefits, particularly in view of the regulatory, corporate governance, accounting and public disclosure requirements precipitated by the Sarbanes-Oxley Act of 2002 and related SEC and Public Company Accounting Oversight Board rules and pronouncements.

Although the foregoing discussion sets forth the material factors considered by our Board in reaching its recommendation, it may not include all of the factors considered by our board of directors, and each director may have considered different factors.  In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching the determinations. The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive but is believed to include all material factors considered by the Board.

Historical Financial and Stock Price Information

The following table summarizes key results of the Company’s operations for our fiscal years ended June 30, 2003 through 2007.

	2007	2006	2005	2004	2003
Statement of Operations Data:
Operating revenue	$180,025	$160,369	$138,392	$126,089	$113,381
Cost of transportation	126,501	110,098	93,913	84,802	75,773
Gross profit	53,524	50,271	44,479	41,287	37,608
Selling, general & administrative expenses	49,763	44,880	41,025	39,526	36,941
Depreciation and Amortization	817	616	600	434	428
Operating income	$2,944	$4,775	$2,854	$1,327	$239
Other Income	-	-	-	-	1,448
Net income	$1,629	$2,706	$1,561	$540	$840
Net income per common share	$0.08	$0.15	$0.08	$0.02	$0.04

Balance Sheet Data:
Total assets	$49,979	$45,194	$42,600	$41,176	$37,191
Working capital	7,811	6,783	5,727	4,615	863
Current liabilities	26,407	22,958	23,062	23,282	21,551
Long-term liabilities	274	555	378	75	61
Shareholders’ equity	$23,304	$21,681	$19,160	$17,818	$15,579

Prior to June 15, 2006, the Shares traded on the Over-The-Counter (OTC) market under the symbol “TARG”. On June 15, 2006, the Shares began trading on the American Stock Exchange under the symbol “TLG”. The following table sets forth the high and low prices for the Shares for each full quarterly period during the fiscal years indicated. With respect to periods through the third quarter of the fiscal year ended June 30, 2007, the prices reflect the high and low bid prices as available through the OTC market and represent prices between dealers and do not reflect the retailer markups, markdowns or commissions, and may not represent actual transactions. Beginning with the third quarter of the fiscal year ended June 30, 2007, the prices reflect the high and low sales prices as reported by the Amex.

	Fiscal Year Ended June 30,
	2007	2006	2005	2004	2003
First Quarter
High	$5.45	$1.80	$0.90	$0.75	$0.30
Low	$2.10	$1.15	$0.62	$0.20	$0.13

Second Quarter
High	$3.00	$2.80	$1.80	$0.65	$0.40
Low	$2.00	$1.05	$0.60	$0.35	$0.12

Third Quarter
High	$2.60	$3.15	$1.76	$0.90	$0.47
Low	$2.01	$2.01	$0.98	$0.45	$0.16

Fourth Quarter
High	$2.49	$3.60	$1.70	$0.94	$0.75
Low	$1.03	$2.00	$1.02	$0.50	$0.23

More detailed discussions of the Company’s financial results for the Company’s fiscal year ended June 30, 2007 and all prior fiscal years, and a summary of the market prices for the Shares are contained in the Company’s Annual Reports on Form 10-K and may be obtained from the SEC’s website at http://www.sec.gov.

Projected Financial Information of the Company

We do not, in the ordinary course, publicly disclose financial forecasts or projections about our business. However, certain projections were prepared in connection with our ordinary operations and with discussions concerning the proposed Merger. We have summarized these projections below to give our stockholders access to certain non-public information that was provided to Mainfreight for the purpose of considering and evaluating the Merger, and that was provided by us to our financial advisor in connection with its opinion.

As part of our annual budgeting process for our business which we began in April 2007, our management prepared internal projections (which were finalized in June 2007) for the Company’s fiscal year ending June 30, 2008. These projections were provided to Mainfreight and its financial advisor in connection with their review of the Company and the negotiation of the terms of the Merger. These projections were also provided to our financial advisor in connection with its evaluation of the fairness, from a financial point of view, to our stockholders of the Merger consideration to be paid to such holders in the Merger, and were used by our financial advisor to develop projections for additional years based on assumptions developed by our financial advisor and approved by the Company’s management. Our Board also considered these projections in its deliberations concerning the Merger.

Important Information about the Projections: These projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles in the United States (“GAAP”). Our certified public accountants have not examined or compiled any of these projections or expressed any conclusion or provided for any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. You are cautioned not to place undue reliance on these projections.

These projections include EBIT and EBITDA. “EBIT” is defined as earnings before interest and taxes, and “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization. EBIT and EBITDA are non-GAAP measures and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBIT or EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

These projections constitute forward-looking statements and involve numerous risks and uncertainties. While presented with numerical specificity, these projections reflect numerous assumptions, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, including the factors described under “CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION,” all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. Neither the Company nor any of its affiliates, advisors or representatives has made or makes any representation to any stockholder regarding our ultimate performance compared to the information contained in these projections. Except to the extent required under applicable securities laws, we do not intend to update or otherwise revise any of these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying these projections are shown to be in error.

The following is a summary of the projected financial information developed by our financial advisor from 2008 budget information provided by the Company’s management and assumptions approved by management.

	Fiscal Year Ending June 30,
	2008	2009	2010	2011	2012

Operating revenues	$190,730.90	$214,572.30	$236,029.50	$259,632.50	$279,104.90
% growth	5.90%	12.50%	10.00%	10.00%	7.50%

Cost of transportation	133,511.70	149,556.90	163,804.50	179,406.00	192,024.20
Gross profit	57,219.30	65,015.40	72,225.00	80,226.40	87,080.70
% margin	30.00%	30.30%	30.60%	30.90%	31.20%

SG&A - Target subsidiary	33,950.10	37,979.30	41,541.20	45,435.70	48,564.30
SG&A - Target subsidiary (exclusive forwarder commissions)	16,971.70	19,093.20	21,002.50	23,102.70	24,835.40
SG&A - corporate	1,200.00	1,350.00	1,485.00	1,633.50	1,756.00
EBITDA	5,097.50	6,592.90	8,196.40	10,054.50	11,925.00
% margin	2.70%	3.10%	3.50%	3.90%	4.30%

Depreciation and amortization	829.9	787.8	956.3	1,141.80	1,341.20
EBIT	4,267.60	5,805.20	7,240.00	8,912.70	10,583.90
% margin	2.20%	2.70%	3.10%	3.40%	3.80%

Interest expense (income)	130	(129)	(196.4)	(289.2)	(409.5)
Income before income taxes	4,137.60	5,934.20	7,436.40	9,201.90	10,993.40
% margin	2.20%	2.80%	3.20%	3.50%	3.90%

Provision for income taxes	1,837.10	2,634.80	3,301.80	4,085.70	4,881.10
Net income	2,300.50	3,299.40	4,134.60	5,116.30	6,112.30
% margin	1.20%	1.50%	1.80%	2.00%	2.20%

Board Approval

On September 17, 2007, the Board approved the Merger of the Company with Saleyards Corp., with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Mainfreight, declared the Merger to be advisable, and authorized the submission of the Merger Agreement and Merger to the Company’s stockholders for action.

Vote Required

The Board has fixed the close of business on September 17, 2007 as the Record Date for the determination of stockholders entitled to vote on the Merger Agreement and Merger, and to notice of the action approving the Merger Agreement and authorizing the Merger. On that date, 18,076,735 Shares and 122,946 Class F Shares were outstanding, exclusive of Shares held in the Company’s treasury. Each record holder of Shares on the Record Date is entitled to one vote for each Share held, and each record holder of Class F Shares on the Record Date is entitled to 25 votes for each Class F Share held, on all matters to come before the stockholders for approval.

Under Section 228 of the DGCL, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Merger must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

Under Section 251 of the DGCL, the affirmative vote of the holders of a majority of the voting power of the outstanding voting securities is required to approve the Merger Agreement and the Merger. On September 17, 2007, three stockholders who, in the aggregate, are the record owners of 10,978,853 Shares and all of the Class F Shares, representing in the aggregate approximately 66.4% of the voting power of the Company, executed and delivered to the Company written consents authorizing and approving the Merger Agreement and the Merger.

Accordingly, the Merger has been approved by holders representing approximately 66.4% of the outstanding voting power of the capital stock of the Company. As such, no vote or further action of the stockholders of the Company is required to approve the Merger. You are hereby being provided with this notice of the approval of the Merger by less than unanimous written consent of the stockholders of the Company. However, under Delaware law, the Merger will not be effective until at least 20 calendar days after this Information Statement has first been sent to stockholders.

Stock Purchase Agreement

All of the Class F Shares and 5,884,585 Shares (representing in the aggregate approximately 42.35% of the voting securities of the Company) are owned by TIA. As of the time of effectiveness of the Merger, these Shares and the Class F Shares will be the only assets owned by TIA. TIA is a wholly owned subsidiary of Wrexham, and TIA is the only asset owned by Wrexham. Wrexham is wholly owned by Swirnow Airways. Stuart Hettleman, a director and the Chief Executive Officer of the Company, is a 24.5% owner of Swirnow Airways, and a trust created for the benefit of the wife and minor children of David E. Swirnow, a director of the Company, is a 24.5% owner of Swirnow Airways. Pursuant to a stock purchase agreement between Mainfreight and Swirnow Airways dated as of September 17, 2007, and assuming the satisfaction or waiver of the conditions set forth therein, immediately prior to the effectiveness of the Merger, Swirnow Airways will sell all of its interest in Wrexham to Mainfreight for an amount equal to $2.50 per Share owned by TIA and $62.50 per Class F Share owned by TIA (the equivalent of $2.50 per share of common stock multiplied by 25, which is the number of Shares into which each Class F share may be converted). As a result, the beneficial owners of the Shares and Class F Shares owned by TIA will receive the same cash consideration for their Company shares as will be received by all stockholders in the Merger. The reason for this structure is as follows: Both Wrexham and TIA are taxed as corporations under subchapter C of the Internal Revenue Code, and any Merger consideration received by TIA would be subject to U.S. income taxes upon receipt by TIA. Upon ultimate distribution of the net Merger consideration (after one level of tax) to Swirnow Airways, a second level of U.S. federal income tax would be imposed on the Swirnow Airways stockholders since Swirnow Airways is taxed under subchapter S of the Internal Revenue Code. In order to allow the beneficial owners of the Shares and Class F Shares owned by TIA to receive the Merger consideration with tax consequences similar to other Company stockholders (see “THE MERGER - Material United States Federal Tax Consequences of the Merger”), Mainfreight has agreed to purchase all of the outstanding shares of Wrexham from Swirnow Airways.

Stock Options

The Company has outstanding options issued to directors and employees to purchase 340,000 Shares pursuant to the Company’s 1996 Stock Option Plan and 2005 Stock Option Plan. Under the terms of the Merger, each option that is outstanding and unexercised immediately prior to the effective time of the Merger will immediately and fully vest. At and after the effective time of the Merger, the holder of an option to acquire Shares outstanding at the time of the Merger will be entitled to receive an amount of cash equal to the product of (x) the total number of Shares subject to such option and (y) the excess, if any, of the $2.50 per Share Merger consideration over the exercise price per Share subject to such option, less applicable taxes, and upon the receipt of such payment by the option holder, the option for which payment was made will be terminated. Payment to an option holder will be made only after the option holder acknowledges, in a form acceptable to us, that no further payment is due to such option holder on account of any option and all of such holder’s rights under such options have terminated.

Interests of Directors and Executive Officers of the Company in the Merger

Members of our Board and our executive officers have various interests in the Merger that are different from, or in addition to, the interests of the Company and our stockholders generally. The members of our Board were aware of these interests and considered them at the time they approved the Merger Agreement.

On September 17, 2007, Mr. Christopher A. Coppersmith, a Company director and President and Chief Executive Officer of TLSI, entered into an employment agreement with TLSI. The agreement takes effect on the date that the Merger is consummated, and provides for the continuation of Mr. Coppersmith’s employment for three years following such date, and is renewable for additional two-year periods unless the employment agreement is terminated in accordance with its terms or TLSI or Mr. Coppersmith give 60 days notice prior to the end of the term not to extend such term. During the term of the employment agreement, Mr. Coppersmith is entitled to receive an annual base salary of not less than $243,512, annual cash bonuses based on a formula specified in the agreement and Mainfreight equity bonuses based on a formula specified in the agreement. If the employment agreement is terminated by Mr. Coppersmith for “good reason” (as defined in the agreement) or by TLSI, then he will be paid a severance payment equal to the amount of his base salary in effect at the time of such termination, payable over 12 months, plus payments for medical and dental coverage for a period of 24 months.

Based on information provided to us by Mainfreight, Mainfreight is currently negotiating with Philip J. Dubato, a Company director and its Chief Financial Officer, to become Vice President and Chief Financial Officer of the Company on terms to be agreed upon between Mr. Dubato and Mainfreight. On September 17, 2007, Mr. Dubato entered into a change in control agreement with the Company. Under the terms of this agreement, if, within the period beginning on the occurrence of a change in control (which includes the Merger) and ending six months following such change in control, Mr. Dubato’s employment with the Company or its successor terminates for any reason whatsoever, including, without limitation, his resignation, then he will receive a one time $300,000 lump sum payment and will be entitled to Company paid medical and dental insurance for 36 months following his termination of employment.

Other than Mr. Coppersmith and Mr. Dubato, no other directors or executive officers of the Company will be employed by or become affiliated with Mainfreight as a result of the Merger. On September 17, 2007, Stuart Hettleman, a Company director and its Chief Executive Officer, entered into a change in control agreement with the Company. Under the terms of this agreement, if, within the period beginning on the occurrence of a change in control (which includes the Merger) and ending two years following such change in control, Mr. Hettleman’s employment with the Company terminates for any reason whatsoever, including, without limitation, his resignation, then he will receive a one time $400,000 lump sum payment and will be entitled to Company paid medical and dental insurance for three years following his termination of employment. Mr. Hettleman’s employment with the Company will terminate upon effectiveness of the Merger.

Of the 340,000 options outstanding under the Company’s 1996 Stock Option Plan and 2005 Stock Option Plan, outstanding options to purchase 80,000 Shares have been issued to directors of the Company.

The following table sets forth information with respect to the beneficial ownership of Shares and options to purchase Shares by each executive officer and each director of the Company. Except as set forth in footnote (2) to this table, none of the individuals listed below has any interest in Class F Shares.

Name of Beneficial Owner	Shares Beneficially Owned	Options Beneficially Owned

Michael Barsa	281,010	70,000
Stephen J. Clearman(1)	3,324,138	10,000
Christopher A. Coppersmith	1,770,130	0
Brian K. Coventry	0	0
Philip J. Dubato	0	0
Stuart Hettleman(2)	25,000	0
David E. Swirnow(2)	25,000	0

(1)
The Shares are owned directly by Kinderhook Partners, LP (“KPLP”). Kinderhook GP, LLC (“KGP”) is the general partner of KPLP, and Mr. Clearman, a director of the Company, is the managing member of KGP. KGP and Mr. Clearman share voting and investment power over the Shares owned by KPLP, and own a 15.4% and 30.2%, respectively, direct and/or indirect interest in KPLP. KGP and Mr. Clearman each disclaims beneficial ownership in the Shares owned by KPLP except to the extent of their respective pecuniary interests therein.

(2)
Does not include Shares or Class F Shares owned by TIA. All of the Class F Shares and 5,884,585 Shares are owned by TIA. TIA is a wholly owned subsidiary of Wrexham, and Wrexham is wholly owned by Swirnow Airways. Mr. Hettleman is a 24.5% owner of Swirnow Airways, and a trust created for the benefit of the wife and minor children of David E. Swirnow, a director of the Company, is a 24.5% owner of Swirnow Airways. Immediately prior to the effectiveness of the Merger, Swirnow Airways will sell all of its interest in Wrexham to Mainfreight or a wholly owned subsidiary of Mainfreight for an amount equal to $2.50 per Share owned by TIA and $62.50 per Class F Share owned by TIA (the equivalent of $2.50 per Share multiplied by 25, which is the number of Shares into which each Class F Share may be converted).

The Merger Agreement provides the members of our Board and our executive officers certain indemnification rights. See “THE MERGER AGREEMENT - Company Indemnification Provisions; Directors’ and Officers’ Insurance.”

Closing and Effective Time

The closing of the Merger will take place as soon as practicable (but in no event later than two business days) after all conditions to the Merger under the terms of the Merger Agreement have been satisfied or waived. Upon the satisfaction or waiver of such conditions, a Certificate of Merger will be filed with the Secretary of State of Delaware under the DGCL. Upon the filing of the Certificate of Merger, Saleyards Corp. will cease its corporate existence in the State of Delaware, and the Company will become a wholly owned subsidiary of Mainfreight.

Fairness Opinion

Pursuant to an engagement letter dated August 16, 2007, the Board retained BB&T to act as its financial advisor in connection with a possible acquisition of the Company by Mainfreight. As part of that engagement, the Board requested that BB&T evaluate the fairness, from a financial point of view, to our stockholders of the Merger consideration to be paid to such holders in the Merger. BB&T delivered a written opinion to the Board, dated September 17, 2007, to the effect that, as of the date of the opinion and based upon and subject to certain assumptions, factors, qualifications and limitations set forth therein, the $2.50 per Share (and the equivalent $62.50 per Class F Share) Merger consideration to be paid to stockholders in the Merger was fair, from a financial point of view, to such holders.

The full text of BB&T’s written opinion is included as Appendix C to this information statement. The description of BB&T’s opinion set forth in this document is qualified in its entirety by reference to the full text of BB&T’s opinion. Stockholders are encouraged to read BB&T’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BB&T in connection with its opinion. BB&T provided its opinion for the information and assistance of the Board in connection with its evaluation of the Merger and only addresses the fairness, from a financial point of view, to the stockholders of the Merger consideration to be paid to our stockholders in the Merger. BB&T was not requested to consider, and its opinion does not address, the relative merits of the Merger or any related transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger or any related transaction and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any related matters. BB&T’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to BB&T as of, September 17, 2007, the date of its opinion. BB&T assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In connection with its opinion, BB&T:

▪	Reviewed the letter of intent executed by the Company and Mainfreight on August 9, 2007;

▪
Reviewed the Company’s publicly-available historical 2003-2006, draft 2007, and projected 2008 income statement provided to BB&T and projected 2009-2012 income and balance sheet information prepared by BB&T from assumptions approved by the Company’s management (the “Financial Forecasts”);

▪
Reviewed certain information relating to the business, including financial forecasts, earnings, cash flow, assets, and prospects of the Company furnished to BB&T or approved by the Company’s management;

▪	Held discussions with the Company’s management regarding the Company business, operations, and prospects;

▪
Reviewed the historical market prices and trading activity for the Company’s common stock and comparison of such prices and trading activity with those of certain publicly traded companies that BB&T deemed to be relevant;

▪	Compared the financial position and results of operations of the Company with those of certain publicly traded companies that BB&T deemed to be relevant;

▪	Compared the proposed financial terms of the transaction with the financial terms of certain other transactions that BB&T deemed to be relevant;

▪
Reviewed public information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the Company’s common stock five days prior to the announcement thereof;

▪	Prepared and reviewed various financial studies and analyses such as a discounted cash flow analysis of the Company based upon the management-approved Financial Forecasts;

▪	Performed a market check with other potential buyers to confirm its findings; and

▪
Reviewed other such financial studies and analyses and performance of such other investigations and such other matters as BB&T deemed to be material or otherwise necessary or appropriate to render its opinion, including its assessment of regulatory, economic, market and monetary conditions.

BB&T relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with BB&T by the Company’s management or obtained by BB&T from public sources, including, without limitation, the Financial Forecasts referred to above. With respect to the Financial Forecasts, BB&T was directed by the Company, based on the Company’s assessments as to the relative likelihood of achieving the future financial results reflected in the Financial Forecasts, to rely upon the Financial Forecasts for purposes of BB&T’s opinion. BB&T assumed, at the Board’s direction, that the Financial Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the Company’s future financial performance. BB&T did not assume any responsibility for the independent verification of any such information, including, without limitation, the Financial Forecasts, and BB&T further relied upon the assurances of the Company’s management that they are unaware of any facts that would make the information and Financial Forecasts incomplete or misleading. The Company’s Board reviewed the financial and other information provided to or discussed with BB&T for accuracy and completeness, and determined that BB&T’s reliance on such information was reasonable. Although such Financial Forecasts did not form the principal basis for BB&T’s opinion, but rather constituted one of many items that it employed, changes to such Financial Forecasts could affect its opinion.

In arriving at its opinion, BB&T did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of the Company, or concerning the solvency or fair value of the Company, and BB&T was not furnished with any such valuation or appraisal nor did BB&T assume any responsibility to obtain any such valuations or appraisals. In preparation of the delivery of its opinion, BB&T was authorized to solicit, and did solicit, basic indications of interests from third parties regarding a potential transaction with the Company. BB&T contacted three potential strategic buyers and two potential financial buyers, but this market check did not produce any additional indications of interest.

The Board advised BB&T, and BB&T assumed, that the Merger would be consummated in a timely manner and in accordance with the terms described in the Merger Agreement, without any waiver, modification or amendment of any material terms or conditions. BB&T also assumed that obtaining the necessary regulatory or third party approvals and consents for the Merger would not have an adverse effect on the Company or the Merger. In addition, BB&T assumed there was no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements of the Company made available to BB&T. BB&T expressed no opinion as to any tax or other consequences that might result from the Merger, and BB&T’s opinion did not address any legal, tax, regulatory or accounting matters, as to which BB&T understood that the Company obtained such advice as it deemed necessary from qualified professionals. Except as described above, the Board imposed no other instructions or limitations on BB&T with respect to the investigations made or the procedures followed by BB&T in rendering its opinion.

In its analyses, BB&T considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. An evaluation of the results of those analyses is not entirely mathematical. None of the public companies used in the public company trading multiples analysis described below are identical to the Company, and none of the transactions used in the comparable acquisitions analysis described below are identical to the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies analyzed. The estimates contained in BB&T’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, BB&T’s analyses are inherently subject to substantial uncertainty. In addition, BB&T did not express any opinion as to the price or range of prices at which the shares of the Company’s common stock may trade subsequent to the announcement of the Merger.

The summary of BB&T’s analyses described below is not a complete description of the analyses underlying BB&T’s opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out below, without considering the analysis as a whole, would in the view of BB&T, create an incomplete and misleading picture of the processes underlying the analyses considered by BB&T in rendering the fairness opinion. In performing its valuation, BB&T has considered the results of all of its analyses as a whole and did not necessarily attribute any particular weight to any analysis or factor considered. In addition, BB&T may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be BB&T’s view of the Company’s actual value. Accordingly, the conclusions reached by BB&T are based on all analyses and factors taken as a whole and also on the application of BB&T’s own experience and judgment.

The following is a summary of the material financial and comparative analyses that BB&T deemed to be appropriate for this type of transaction and that were reviewed with the Board by BB&T in connection with rendering its opinion.

Public Company Trading Multiples Analysis

BB&T reviewed publicly available financial and stock market information for the following four publicly traded companies in the freight forwarding industry with business or financial characteristics similar to the Company and deemed generally comparable to the Company (which we refer to as the “selected companies”):

▪	CH Robinson Worldwide Inc.
▪	Expeditors International of Washington, Inc.
▪	Forward Air, Inc.
▪	UTi Worldwide Inc.

BB&T reviewed, among other things, diluted enterprise values of the selected companies, calculated as market value based on closing stock prices on September 14, 2007, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of latest twelve months EBITDA and EBIT. BB&T also reviewed diluted equity values of the selected companies as a multiple of latest twelve months net income. BB&T then applied a median of selected multiples derived from the selected companies to corresponding data of the Company based on fiscal 2007 draft results. Financial data of the selected companies were based on publicly available SEC filings, publicly available research analysts’ estimates, and other publicly available information.

(in 000s, except per share data)	Enterprise Value / LTM		Market Cap. /
	EBITDA	EBIT	Net Income
Peer Group Mean Multiple	14.4x	16.4x	25.8x
Target LTM Operating Results	$3,761	$2,944	$1,629
Implied Enterprise Value	54,212	48,210	NM
Less: Net Debt (1)	(2,322)	(2,322)	NM
Implied Equity Value	56,535	5 0,532	4 1,964
Less: 14.9% Size/Liquidity Discount (2)	8,424	7 ,529	6 ,253
Adjusted Implied Equity Value	48,111	4 3,003	3 5,711
Divide: Diluted Shares Oustanding (3)	21,412	21,412	21,412
Implied Target Price per Share	$2.25	$2.01	$1.67

(1) Excludes preferred stock.
(2) Source: Decile 10b size discount. Valuation Edition: 2005 Yearbook. Ibbotson Associates. Plus a 5.0% liquidity discount. BB&T estimate.
(3) Treasury stock method: assumes cash proceeds from options are used for share repurchases at the Merger consideration price of $2.50 per Share.

This analysis indicated a per Share equity reference for the Shares of $2.01, as compared to the $2.50 per Share Merger consideration.

Comparable Acquisitions Analysis

BB&T reviewed the financial terms, to the extent publicly available, of eight merger and acquisition transactions announced since January 11, 2001 in the freight forwarding and transportation industries that BB&T deemed generally comparable to the Company and the Merger. The transactions reviewed, which we refer to as the “selected transactions,” were:

▪	Apollo Management LP’s acquisition of EGL, Inc.
▪	Deutsche Bahn AG’s acquisition of BAX Global Inc.
▪	Deutsche Post AG’s acquisition of Exel plc
▪	Agility Logistics’ acquisition of GeoLogistics Corporation
▪	Exel plc’s acquisition of Tibbett & Britten Group plc
▪	PBB Global Logistics’ acquisition of Clarke Logistics
▪	Rasmala Partners Ltd’s acquisition of Aramex International, Inc.
▪	United Parcel Service, Inc.’s acquisition of Fritz Companies

BB&T observed that applying the median ratio of total enterprise value to LTM EBITDA for the selected transactions indicated a per share equity reference of $1.53. BB&T also observed that the median ratio of total enterprise value to LTM EBIT for the selected transactions indicated a per share equity reference of $2.26.

	Enterprise Value/
	LTM EBITDA	LTM EBIT
Peer Group Mean Multiple	9.1x	17.4x
Target LTM Operating Results	$3,761	$2,944
Implied Enterprise Value	34,078	51,289
Less: Net Debt (1)	(2,322)	(2,322)
Implied Equity Value	$36,400	$53,611
Less: 9.9% Size Discount (2)	3,604	5 ,308
Adjusted Implied Equity Value	32,797	4 8,304
Divide: Diluted Shares Outstanding (3)	21,412	2 1,412
Implied Price per Share	$1.53	$2.26

(1)	Excludes preferred stock.
(2)	Source: Decile 10b size discount. Valuation Edition: 2005 Yearbook. Ibbotson Associates.
(3)	Treasury stock method: assumes cash proceeds from options are used for share repurchases at the Merger consideration price of $2.50 per Share.

Discounted Cash Flow Analysis

BB&T performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate during fiscal years 2008 through 2012 based on Financial Forecasts provided by BB&T and approved by the Company’s management. These cash flows are discounted back to a present value at a certain rate. BB&T added to the present value of the standalone unlevered, after-tax free cash flows the present value of a calculated terminal value, which is designed to represent the Company’s value after the forecast period. BB&T calculated estimated terminal values for the Company by applying a terminal EBITDA multiple to the Company’s projected fiscal 2012 EBITDA. The discounted cash flow analysis yielded an equity reference range of $1.84 per Share to $2.53 per Share with a midpoint equity value of $2.01 per Share utilizing a range of discount rates (22.4% — 26.4%) and a range of terminal EBITDA multiples (8.1x -10.1x EBITDA). These ranges of discount rates and terminal EBITDA multiples were derived taking into account, among other things, in the case of discount rates, the weighted average cost of capital of the Company and the capital structures of the selected public companies referred to above under “Public Company Trading Multiples Analysis” and, in the case of terminal EBITDA multiples, EBITDA trading multiples of the Company and the selected precedent transactions referred to above under “Comparable Acquisitions Analysis.” For the midpoint of the range, the unlevered, after-tax free cash flows and terminal values were then discounted to present value using a discount rate of 24.4% and a terminal EBITDA multiple of 9.1x. This analysis indicated that the per Share equity reference for the Company, as compared to the $2.50 per Share Merger consideration, was $2.16.

Premiums Paid Analysis

BB&T reviewed publicly available information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the target company’s common stock five days prior to the announcement thereof. BB&T then applied a median of selected premiums to the Company’s five-day moving average Share price of $1.80 as of September 14, 2007. The table below applies the median premiums for public takeovers to the five-day moving average of the Company’s Share price.

($ in thousands, except per share data)	Median Premiums 5 Days Prior to Announcement
5-Day Moving Average: $1.80 (9/14/07)	All Transactions		Deal Size < $100 Million		Stock Price < $5.00
	1997 - YTD	2003 - YTD	1997 - YTD	2003 - YTD	1997 - YTD	2003 - YTD

Median Premium for Public Takeovers(1)	28.50%	23.00%	29.50%	28.00%	28.00%	24.00%

Implied Target Price per Share	$2.32	$2.22	$2.34	$2.31	$2.31	$2.24

(1)	Premiums are based on the target’s closing price five business days prior to the initial announcement of a transaction.

This analysis indicated a per Share equity reference for the Shares, as compared to the $2.50 per Share Merger consideration, of $2.31.

Miscellaneous

In connection with BB&T’s services as the Board’s financial advisor, the Company has agreed to pay to BB&T an aggregate fee of $200,000, portions of which were payable upon BB&T’s engagement and a substantial portion of which was payable upon the rendering of BB&T’s opinion. The Company also has agreed to indemnify BB&T and certain related parties against certain liabilities that may arise out of or in connection with BB&T’s engagement, including certain liabilities under U.S. federal securities laws.

BB&T was selected by the Board to render the fairness opinion in connection with the Merger because of BB&T’s qualifications, expertise and reputation in investment banking and mergers and acquisitions. BB&T is an internationally recognized investment banking and advisory firm. BB&T, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, leverage buyouts and valuations for estate, corporate and other purposes. In the ordinary course of its business, BB&T and its affiliates may actively trade the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long-or short-term position in such securities.

BB&T prepared the above analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, to the stockholders (other than stockholders who are entitled to demand and properly demand appraisal rights) of the Merger consideration to be paid to such holders in the Merger. The Merger consideration was determined through negotiations between the Company and Mainfreight and was approved by the Company’s Board. BB&T did not recommend any specific Merger consideration to the Board or that any given Merger consideration constituted the only appropriate consideration for the Merger.

BB&T’s opinion and financial analyses were only one of many factors taken into consideration by the Board in its evaluation of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Board with respect to the Merger consideration or as to whether the Board would have been willing to determine that a different Merger consideration was fair.

Material United States Federal Tax Consequences of the Merger

The following is a summary of the material United States Federal income tax consequences of the merger to U.S. holders (as defined below) who receive cash in the Merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States Federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold Company stock as capital assets, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain United States Federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, stockholders who hold Company stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and stockholders who acquired Company stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. If Shares are held by a partnership, the United States Federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that own Company stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the Merger.

For purposes of this summary, a “U.S. holder” is a holder of Shares who is, for United States Federal income tax purposes:

▪	An individual who is a citizen or resident of the United States;

▪	A corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

▪	An estate whose income is subject to United States Federal income tax regardless of its source; or

▪
A trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (b) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who, for United States Federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws.

The receipt of the Merger consideration (which consists solely of cash) for Company stock as a result of the Merger will be a taxable transaction for United States Federal income tax purposes. A stockholder who surrenders Company stock for cash as a result of the Merger will recognize capital gain or loss for United States Federal income tax purposes equal to the difference, if any, between the amount realized, i.e., the amount of cash received and the stockholder’s adjusted tax basis in the stock surrendered. Gain or loss will be determined separately for each block of stock (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Company stock is more than one year at the time of the completion of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding may apply to all cash payments to which a U.S. holder is entitled pursuant to the Merger Agreement if such holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. Each U.S. holder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld for a U.S. holder under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s United States Federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Effect of the Merger on Listing and SEC Registration

The Shares are currently registered under the Exchange Act and listed for trading on the Amex. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. Mainfreight intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act and Amex listing as soon after the completion of the Merger as the requirements for such delisting and termination are met.

Regulatory Matters Related to the Merger

We believe that there are no material federal, state or foreign regulatory approvals, filings or notices that are required in connection with the Merger, other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

BACKGROUND OF THE MERGER

Please refer to “THE MERGER – Reasons for the Merger”, above.

To management’s knowledge, prior to the discussions between Mainfreight and the Company with respect to a potential merger, the Company had not had any direct contact with Mainfreight other than periodic freight forwarding business over the past several years between us and New Jersey-based CaroTrans International, Inc., a wholly owned subsidiary of Mainfreight.

On January 3, 2007, the Company received a solicitation letter from Downer & Company in which Downer & Company advised that they were engaged by a leading Australasian supply chain logistics provider to help them find a strategic partner in the U.S.

On January 19, 2007, a confidentiality agreement with respect to the Company’s non public and confidential information was signed by Mainfreight International, Inc. Thereafter, Downer & Company, Mainfreight’s financial advisor, and a Mainfreight representative met in Baltimore, Maryland, with Stuart Hettleman, the Company’s President and Chief Executive Officer, and reviewed the Company’s publicly disclosed business plan and strategy.

In late April 2007, during a trip through the United States, Mainfreight’s Executive Chairman, Group Managing Director and Group International Manager met with Mr. Hettleman in Baltimore. The purpose for this meeting was for Mainfreight to get a more detailed understanding of the Company’s business.

On June 5, 2007, Downer & Company on behalf of Mainfreight presented a verbal offer to the Company in a meeting between representatives of Downer & Company and Mr. Hettleman in Baltimore. This was followed up by a written offer on June 6, 2007 to acquire the Company in a merger at a significant premium above the Company’s per share market price.

On June 8, 2007, the Board met by telephone to discuss Mainfreight’s offer. Counsel to the Company also presented an overview of the Board’s fiduciary duties. Management presented the preliminary results of the Company’s operations for the first 11 months of the 2007 fiscal year in relation to the earnings guidance which the Company had previously announced, and its expectations for the remainder of the fiscal year. Management discussed its projections for the 2008 fiscal year and briefly reported on acquisition prospects. The Board also discussed Mainfreight’s offer in light of an earlier offer made by another freight forwarder in January 2006 which did not proceed and which was revisited in January 2007 only to be withdrawn by the offeror because the Company’s 2007 performance was worse than the 2006 performance and the Company’s 2007 projections. The Board authorized Mr. Hettleman to make a counter offer to Mainfreight.

On June 21, 2007, the Company and Mainfreight entered into a more detailed confidentiality agreement.

On July 3, 2007, Mainfreight, Downer & Company and Grant Samuel, Mainfreight’s financial advisors, met with the Company in Los Angeles, California, to further discuss the Company’s business.

On July 18, 2007, the Company received from Mainfreight a formal reply to the Company’s counter offer in the form of a non-binding letter of intent from Mainfreight containing a revised offer.

During a Board meeting in Los Angeles on July 20, 2007, the Board discussed Mainfreight’s letter of intent and authorized Mr. Hettleman to negotiate the terms of the letter of intent with Mainfreight based on the revised offer of $2.50 per share. The Board also authorized the Company to retain BB&T to perform a market check and render a fairness opinion.

Between July 20, 2007 and August 9, 2007, representatives of the Company and Mainfreight and their respective advisors negotiated the terms of a non-binding letter of intent, which was executed on August 9, 2007.

Commencing on August 9, 2007 and continuing through September 17, 2007, executive officers and employees of Mainfreight and its legal, financial and accounting advisors conducted due diligence and engaged in negotiations with our legal advisors with respect to the proposed Merger Agreement and related agreements.

On August 16, 2007, the Board retained BB&T to act as its financial advisor in connection with a possible acquisition of the Company by Mainfreight. As part of that engagement, the Board requested that BB&T evaluate the fairness, from a financial point of view, to our stockholders of the Merger consideration to be paid to such holders in the Merger, and conduct a market check with other potential buyers to confirm its findings. BB&T contacted three potential strategic buyers and two potential financial buyers, but this market check did not produce any additional indications of interest.

On August 30, 2007, the Board met telephonically with the participation of counsel and representatives of BB&T, wherein BB&T presented its analysis, results of its market check, and presented a draft of its fairness opinion. Following BB&T’s presentation, including questions from Board members, the BB&T’s representatives left the meeting and the Board discussed BB&T’s presentation and the status of the negotiations.

On August 31, 2007, the Board met telephonically with the participation of counsel to review the latest draft of the Merger Agreement and further discuss remaining open issues. The Board provided direction to Mr. Hettleman with respect to the remaining issues.

On September 3-5, 2007, in the Los Angeles, California area, representatives of Mainfreight as well as Mainfreight’s advisors met with our executives, management personnel and legal and accounting advisors to further Mainfreight’s due diligence review of the Company and negotiate the terms of the proposed Merger Agreement and related agreements.

On September 5-8, 2007, executives of Mainfreight and the Company toured several of our freight forwarding stations across the United States as part of Mainfreight’s continued due diligence review of the Company.

On September 11, 2007, the Board met telephonically with the participation of counsel to review the latest draft of the Merger Agreement and discuss remaining open issues, including conditions to the transaction and agreements with Swirnow Airways and Messrs. Hettleman, Coppersmith and Dubato. The Board provided direction to Mr. Hettleman with respect to the remaining issues.

On September 17, 2007, Mainfreight and the Company completed negotiating the terms of the Merger Agreement, Stock Purchase Agreement and ancillary documents. Thereafter, the Board held a telephonic meeting with the participation of counsel and representatives of BB&T. BB&T updated its August 31 presentation and delivered its final opinion that the Merger consideration is fair to the Company’s stockholders from a financial point of view. The Board reviewed the final changes to the Merger Agreement and discussed the Stock Purchase Agreement. The Board also discussed and approved the agreements for Messrs. Dubato and Hettleman and Mr. Coppersmith’s employment agreement. Following discussion, the Board approved the Merger Agreement and the Merger and recommended the Merger to the Company’s stockholders.

On September 17, 2007, the Company, Mainfreight and Saleyards Corp. entered into the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Appendix B to this Information Statement. Stockholders intending to exercise appraisal rights should carefully review Appendix B to this Information Statement. Failure to follow precisely any of the statutory procedures set forth in Appendix B may result in a termination or waiver of these rights.

Upon completion of the Merger, holders of Shares who do not consent to the adoption of the Merger Agreement and who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their Shares appraised by a court and to receive the “fair value” of such Shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for holders of Shares who did not consent to the adoption of the Merger Agreement and decided to exercise their statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder of record wishing to assert appraisal rights must hold the Shares on the date of making a demand for appraisal rights with respect to such Shares and must continuously hold such Shares through the effective date of the Merger.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the Merger or the surviving or resulting corporation, within ten calendar days after the effective date of the Merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the Merger and that appraisal rights are available.

Holders of Shares who desire to exercise their appraisal rights must deliver a written demand for appraisal to the Company, as the surviving company, within 20 calendar days after the mailing of this information statement and the attached Notice of Action By Written Consent and of Appraisal Rights. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Shares. A proxy or vote against the Merger does not constitute such a demand. A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to Target Logistics, Inc., 500 Harborview Drive, Third Floor, Baltimore, Maryland 21230, Attention: Stuart Hettleman, President & CEO.

A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of the Merger, the surviving corporation must notify each stockholder who has complied with this subsection and has not voted in favor of or consented to the Merger of the date that the Merger has become effective. Within 120 days after the effective date of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights, upon written request, will be entitled to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding that a demand for appraisal must be executed by or for a stockholder of record, a former beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such beneficial owner may, in such beneficial owner’s own name, file a petition for appraisal with respect to Shares formerly beneficially owned by such person and as to which appraisal rights have been properly perfected.

If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. If a stockholder holds Shares through a broker who in turn holds the Shares through a central securities depository nominee, a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

A person having a beneficial interest in our Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Prior to the Merger or within ten calendar days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 calendar days after the sending of the initial notice of appraisal rights, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262.

Within 120 calendar days after the effective date of the Merger, the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares of stockholders entitled to appraisal rights. The Company has no present intention to file such a petition if demand for appraisal is made. Accordingly, any stockholder who wishes to perfect such stockholder’s appraisal rights will be required to initiate all necessary action within the time frame prescribed in Section 262.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to the Company. Within 20 calendar days after service, the Company must file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached by the Company. The Delaware Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by the Company. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their Shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion with the Court of Chancery, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by these stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

In determining “fair value,” the court is required to take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. As previously noted, Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal of their Shares should note that the fair value of their Shares determined under Section 262 could be more, the same or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their Shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a Merger are not opinions as to fair value under Section 262. The Company does not anticipate offering more than the Merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share is less than the Merger consideration. The costs of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the court deems equitable under the circumstances. However, costs do not necessarily include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose the Shares subject to appraisal or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the Merger.

At any time within 60 calendar days after the effective date of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his Shares as provided in the Merger Agreement only with the Company’s consent. If no petition for appraisal is filed with the court within 120 calendar days after the effective date of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just, provided however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Appendix B to this Information Statement may result in termination of the stockholder’s appraisal rights.

The completion of the Merger is subject to the condition that stockholders holding no more than 2,000,000 of the outstanding Shares have sought appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. Although we believe that this description covers the material terms of the Merger Agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix A to this information statement. We urge you to carefully read the Merger Agreement in its entirety.

You should not rely upon the representations and warranties in the Merger Agreement or the description of them in this Information Statement as statements of factual information about any of the parties. These representations and warranties were made by the parties only for purposes of the Merger Agreement, were made solely to each other as of the date specified in the Merger Agreement and are subject to modification or qualification by other disclosures made by the parties to each other in connection with the Merger Agreement. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by the Company. The representations and warranties are reproduced and summarized in this Information Statement solely to provide information regarding the contractual terms of the Merger Agreement and not to provide you with any information about any of the parties.

Effective Time of the Merger

If all of the conditions to the Merger are satisfied or, to the extent permitted, waived, the Merger will be consummated and become effective at the time that a Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by the Company and Mainfreight and specified in the Certificate of Merger. The filing of the Certificate of Merger is expected to occur on the second business day after the last of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, which must be satisfied or waived at the closing) has been satisfied or waived.

The Merger

The Merger Agreement provides for the Merger of Saleyards Corp. with and into the Company, following which all of the outstanding shares of the Company will be wholly owned by Mainfreight and the separate corporate existence of Saleyards Corp. will cease. We sometimes refer to the Company following the effective time of the Merger as the surviving corporation. At the effective time, the Amended and Restated Certificate of Incorporation of the surviving corporation will be amended to contain the provisions of the Certificate of Incorporation of Saleyards Corp. (other than the name) and the bylaws of Saleyards Corp. as in effect immediately prior to the effective time will be the bylaws of the surviving corporation. At the effective time of the Merger, Saleyards Corp.’s directors and officers will become the directors and officers of the surviving corporation.

Consideration to be Received

At the effective time of the Merger: (i) each Share (other than any Shares held by Mainfreight or any direct or indirect wholly owned subsidiary of Mainfreight or the Company or its subsidiaries, and any Shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $2.50 in cash; and (ii) each Class F Share (other than any shares held by Mainfreight or any direct or indirect wholly owned subsidiary of Mainfreight or the Company or its subsidiaries) will be converted into the right to receive $62.50 (based on the Class F Shares conversion ratio of 25 Shares per one Class F Share).

The Merger Agreement provides that Shares held by stockholders who properly demand appraisal pursuant to Section 262 of the DGCL shall not be converted into the right to receive the applicable Merger consideration. They shall instead be entitled to payment of the “fair value” of their shares in accordance with Section 262 of the DGCL. If a stockholder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right to appraisal shall cease and that stockholder’s Shares shall be deemed to be converted as of the effective time of the Merger into, and shall become exchangeable solely for, the right to receive the applicable Merger consideration. See “APPRAISAL RIGHTS.”

Stock Options

At and after the effective time of the Merger, the holder of an option to acquire Shares outstanding at the time of the Merger will be entitled to receive an amount of cash equal to the product of (x) the total number of Shares subject to such option and (y) the excess, if any, of the $2.50 per Share Merger consideration over the exercise price per Share subject to such option, less applicable taxes, and upon the receipt of such payment by the option holder, the option for which payment was made will be terminated. Payment to an option holder will be made only after the option holder acknowledges, in a form acceptable to us, that no further payment is due to such option holder on account of any option and all of such holder’s rights under such options have terminated.

Payment of Merger Consideration

No later than 5 business days prior to the effective time, Mainfreight will designate a bank or trust company reasonably satisfactory to us to act as agent (the “paying agent”) for the holders of Shares and Class F Shares in connection with the Merger to receive in trust the funds to which holders of Shares and Class F Shares shall become entitled pursuant to the Merger. From time to time, Mainfreight will make available, or cause the surviving corporation to make available, to the paying agent cash in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing Shares and Class F Shares. All interest earned on such funds shall be paid to Mainfreight.

As soon as reasonably practicable after the effective time of the Merger, the paying agent will send each record holder of our Shares and Class F Shares a letter of transmittal and instructions for use in surrendering stock certificates in exchange for the Merger consideration. The paying agent will pay the Merger consideration, without interest, only after surrender of Share or Class F Share stock certificates to the paying agent and receipt by the paying agent of a duly completed letter of transmittal and other documents as are specified in the letter of transmittal or accompanying instructions.

At the end of the period ending six months after the effective time of the Merger, any portion of the Merger consideration which remains unclaimed from the paying agent will be paid to the surviving corporation. Any holders of Share certificates who have not exchanged their certificates by the end of this six month period will be entitled to look only to the surviving corporation for payment of the Merger consideration, without any interest thereon. None of the paying agent, Mainfreight, Saleyards Corp., the Company or any other person will be liable to any former holder of Shares or Class F Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If your Share or Class F Share certificate has been lost, stolen or destroyed, you may receive the Merger consideration upon the making of an affidavit that your certificate has been lost, stolen or destroyed, and if required by Mainfreight, the posting of a bond in customary amount with customary terms against any claim that may be made against it with respect to such certificate.

After the effective time of the Merger, there will be no further transfers on the stock transfer books of the Company.

Please do not send your Share or Class F Share stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after the effective time of the Merger.

Representations and Warranties

In the Merger Agreement, we have made certain representations and warranties to Mainfreight and Saleyards Corp. with respect to, among other matters, our corporate organization and capitalization, the approval of the Merger and the Merger Agreement by our Board and stockholders, and certain matters concerning our business operations. Mainfreight and Saleyards Corp. have made certain representations and warranties to us with respect to, among other matters, Mainfreight’s financing for the Merger and the availability of the funds to pay the Merger consideration.

The representations and warranties contained in the Merger Agreement will not survive completion of the Merger, but they form the basis of specified conditions to the obligations of the parties to complete the Merger.

Covenants

We have various obligations and responsibilities under the Merger Agreement from the date of the Merger Agreement until the effective time of the Merger including, but not limited to, the following covenants:

The Merger Agreement provides that the Company (including our TLSI subsidiary) must, subject to specified exceptions, conduct its business only in the ordinary and usual course substantially consistent with past practices.

The Merger Agreement also provides specific covenants as to our various activities from the date of the Merger Agreement until the effective time of the Merger. These covenants provide that, subject to specified exceptions, without Mainfreight’s written consent (such consent not to be unreasonably withheld) we will not, among other things, change our charter or bylaws, merge or consolidate with or acquire any other entity, acquire or sell any assets outside of the ordinary course of business from or to any persons with a purchase price in excess of $500,000 in the aggregate, make any material changes to our employee benefits, incur, or modify the terms of, any third-party indebtedness for borrowed money or guarantee indebtedness or any other obligation of another entity, other than drawdowns or issuances of letters of credit made under existing credit facilities in the ordinary course of business consistent with past practice, enter into any material contract, settle any litigation or other proceedings for more than $50,000, or agree, resolve or commit to do any of the foregoing.

No Solicitation of Other Offers

The Merger Agreement provides that, from the date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, we will not and will cause our subsidiaries and our respective directors, officers, employees, agents, and investment bankers and other advisors retained in connection with the Merger to cease any negotiations that may be ongoing as of the date of the Merger Agreement with any person with respect to a Takeover Proposal (as defined below). We may not authorize or permit any of our representatives to, (i) initiate, solicit, encourage or knowingly take any action to facilitate any inquiries with respect to the making of any Takeover Proposal, or (ii) participate in any discussions or negotiations with, or provide access to our properties, books and records or any confidential information or data to, any third party regarding any Takeover Proposal. Notwithstanding this restriction, if the Board receives a bona fide, unsolicited, written Takeover Proposal that the Board, after consultation with its outside counsel and its financial advisor, determines constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), in each case that did not result from a breach by us of the restriction set forth above, then we may furnish any information with respect to the Company and its subsidiaries to the person making such Takeover Proposal and participate in discussions and negotiations with such person regarding a Takeover Proposal pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the confidentiality agreement entered into between Mainfreight and the Company, dated June 21, 2007; provided that all such information has previously been provided to Mainfreight or is provided to Mainfreight prior to or substantially concurrent with the time it is provided to such person.

Except as expressly permitted by the Merger Agreement, the Board may not (i)(A) withdraw or modify, in a manner adverse to Mainfreight, the recommendation by the Board that the stockholders adopt the Merger Agreement (referred to in the Merger Agreement as the “Company Board Recommendation”) or (B) publicly recommend to the stockholders a Takeover Proposal (either action is referred to in the Merger Agreement as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement). Notwithstanding the foregoing, provided we have not breached our obligations outlined in the preceding paragraph with respect to a Takeover Proposal and prior to the time that stockholder approval for the Merger is obtained, whether by written consent or at a meeting, the Board (or any special committee thereof) may make a Company Adverse Recommendation Change in circumstances where the Board (or committee) has determined, after consultation with outside counsel and our financial advisor, that such action is required in order for the Board to comply with its fiduciary duties under applicable law; provided that the Board shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless we have (x) provided to Mainfreight at least five business days’ prior written notice advising Mainfreight that the Board intends to take such action and specifying the reasons therefor in reasonable detail, and (y) during such five business day period, if requested by Mainfreight, engaged in good faith negotiations with Mainfreight to amend the Merger Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Takeover Proposal.

A “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Mainfreight, Saleyards Corp. or any of their affiliates) relating to (i) any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any of the Company’s subsidiaries of (a) assets or businesses that constitute or represent 10% or more of the total consolidated revenue, operating income or assets of the Company immediately prior to such transaction, or (b) 10% or more of the outstanding Shares or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company’s subsidiaries in each case other than the transactions contemplated by the Merger Agreement or (ii) any purchase or sale (other than a purchase or sale of Shares on a “national securities exchange,” as defined under the Exchange Act) of, or tender offer or exchange offer for, capital stock of the Company or any of the Company’s subsidiaries that if consummated would result in any person beneficially owning 10% or more of any class of capital stock of the Company or any of the Company’s subsidiaries.

A “Superior Proposal” means an unsolicited, bona fide written proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 50% of the voting power represented by the outstanding Shares and Class F Shares or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company and our stockholders from a financial point of view than the Merger; provided, however, that no Takeover Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Takeover Proposal is not committed.

Company Indemnification Provisions; Directors’ and Officers’ Insurance

Mainfreight has agreed that all rights to indemnification by the Company now existing in favor of each person who on the date of the Merger Agreement or who had been any time prior to the date of the Merger Agreement or who become prior the effective time of the Merger, an officer or director of the Company or any of the Company’s subsidiaries or who acts as a fiduciary under any of the Company employee benefit plans as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of the Merger Agreement, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, will survive the Merger and remain in full force and effect.

In addition, Mainfreight has agreed that, for a period of three years following the effective time of the Merger, it will cause the surviving corporation to indemnify, defend and hold harmless all of the indemnified parties mentioned above against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the Merger, and will reimburse each indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred. Mainfreight will cause the surviving corporation to obtain (or keep in effect, if it has been obtained prior to the effective time) a three-year “tail” directors’ and officers’ liability insurance policy no less advantageous than the Company’s directors’ and officers’ liability insurance policy existing on the date of the Merger Agreement, provided that in no event shall Mainfreight or the surviving corporation by required to expend more than $74,000 for such insurance.

If the surviving corporation, Mainfreight, or any of their respective successors or assigns consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation or Mainfreight, as applicable, shall assume all of the indemnification and insurance obligations described above.

Conditions to Completion of the Merger

The obligations of each party to the Merger Agreement to complete the Merger are subject to the satisfaction (or waiver) of certain conditions. Included in these conditions are the approval by the Company’s stockholders (which has been obtained), and the absence of any law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

Furthermore, the obligations of Mainfreight and Saleyards Corp. to complete the Merger are subject to the satisfaction (or waiver) of additional conditions, including the accuracy of our representations and warranties as of the date of the Agreement and as of the closing date, except where their failure to be accurate does not have and would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Company; the performance in all material respects of all of our obligations under the Merger Agreement; that no more than 2,000,000 of the Shares have perfected appraisal rights; and that the Company’s net working capital (as calculated in the Merger Agreement) is not less than $7,403,148 as of as of a date that is no more than 31 days prior to the effective date of the Merger.

The Company’s obligations to complete the Merger are also subject to the satisfaction (or waiver) of additional conditions, including the accuracy of Mainfreight’s and Saleyards Corp.’s representations and warranties and the performance of all of their obligations under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, notwithstanding any adoption of the Merger Agreement by our stockholders, under certain circumstances described below. In the event of such a termination, then, with specified exceptions, the Merger Agreement will become void with no liability on the part of any party to the Merger Agreement except for damages resulting from any breach of a covenant, representation or warranty contained therein.

Mutual Consent. The Merger Agreement may be terminated by mutual written consent of the Company, Mainfreight and Saleyards Corp.

Either Party. The Merger Agreement may be terminated by either the Company or Mainfreight if (a) the Merger has not been completed prior to January 31, 2008, or such other date, if any, as the Company and Mainfreight shall agree upon, provided that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Agreement (other than a material breach of a Company representation or warranty to the extent that the breach of a representation or warranty giving rise to such failure occurred after September 17, 2007), has been the cause of, or resulted in, the failure of the effective time to occur on or before the above date; (b) if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effect of making the Merger illegal or otherwise preventing consummation thereof shall be in effect and shall have become final and non-appealable; or (c) if at a meeting of the stockholders of the Company called due to the invalidity or effective revocation of the principal stockholders’ consents to the Merger, the required Company stockholder vote shall not have been obtained.

Mainfreight. Mainfreight may terminate the Merger Agreement at any time prior to the effective time of the Merger if: (a) our Board shall have withdrawn, modified, amended or changed in any respect adverse to Mainfreight our adoption of the Merger Agreement or the Merger or shall have failed (following a request by Mainfreight to do so) to make favorable recommendation of the Merger Agreement or the Merger or, subsequent to a Takeover Proposal, shall have failed to affirm publicly and unconditionally, within five calendar days after Mainfreight’s written request to do so, the Board’s recommendation to the Company’s stockholders in favor of the Merger Agreement and the Merger; (b) our Board (or any committee thereof) shall have made a Company Adverse Recommendation Change or shall have resolved to, or publicly announced an intention to, do so; (c) the Company shall have breached, , in any material respect, the prohibitions on soliciting a Takeover Proposal, described above; (d) if any representations or warranties made by the Company in the Merger Agreement shall fail to be true and correct in any material respect, or any covenants made by the Company in the Merger Agreement shall fail to be fulfilled in any material respect, such that Mainfreight’s closing condition related to the accuracy of those representations and warranties or compliance with such covenants would not be satisfied, and such failure has not been cured or is not capable of being cured within 20 calendar days after written notice by Mainfreight to the Company; (e) if the principal stockholders’ consents to the Merger is rendered invalid or ineffective for any reason; or (f) if more than 2,000,000 of the Shares have perfected appraisal rights, provided that Mainfreight shall not be permitted to terminate the Merger Agreement pursuant to this provision if (i) the invalidity is not as a result of the Company’s breach of its obligations to obtain stockholder consent and the Company has provided notice to Mainfreight that it proposes to cure such invalidity or ineffectiveness by convening a stockholders meeting and the Company thereafter uses its best efforts to convene a stockholders meeting, or (ii) the Company has otherwise cured such invalidity with Mainfreight’s consent, which consent will not be unreasonably withheld.

The Company. We may terminate the Merger Agreement at any time prior to the effective time of the Merger if any representations or warranties made by Mainfreight and Saleyards Corp. in the Merger Agreement shall fail to be true and correct, or any covenants made by Mainfreight and Saleyards Corp. in the Merger Agreement shall fail to be fulfilled, such that our closing condition related to the accuracy of those representations and warranties or compliance with such covenants would not be satisfied, and such failure has not been cured or is not capable of being cured within 20 calendar days after written notice by us to Mainfreight.

Fees, Expenses and Termination Fees

If the Merger Agreement is terminated in any of the following manners, we are obligated to pay Mainfreight, within one business day after termination of the Merger Agreement, a fee of $2,115,000 (referred to in the Merger Agreement as the “Termination Fee”): (i) by either us or Mainfreight if the required Company stockholder vote is not obtained at a meeting of the stockholders called due to the invalidity or effective revocation of the principal stockholders’ consents to the Merger, or (ii) by Mainfreight if: (a) our Board shall have withdrawn, modified, amended or changed in any respect adverse to Mainfreight our adoption of the Merger Agreement or the Merger or shall have failed (following a request by Mainfreight to do so) to make favorable recommendation of the Merger Agreement or the Merger or, subsequent to a Takeover Proposal, shall have failed to affirm publicly and unconditionally, within five calendar days after Mainfreight’s written request to do so, the Board’s recommendation to the Company’s stockholders in favor of the Merger Agreement and the Merger; (b) our Board (or any committee thereof) shall have made a Company Adverse Recommendation Change or shall have resolved to, or publicly announced an intention to, do so; (c) the Company shall have breached in any material respect the prohibitions on soliciting a Takeover Proposal described above.

If the following conditions exist, we are obligated to pay Mainfreight the Termination Fee: (i) the Merger Agreement is terminated (a) by either us or Mainfreight, as applicable, because the Merger has not been completed prior to January 31, 2008 (or such other date, if any, as we and Mainfreight agree upon), or (b) by Mainfreight because we breached any representations, warranties or covenants made by us in the Merger Agreement such that Mainfreight’s closing condition related to the accuracy of those representations and warranties or compliance with such covenants would not be satisfied, and such failure has not been cured or is not capable of being cured within 20 calendar days after written notice by Mainfreight to us, (ii) a Takeover Proposal is publicly announced or is proposed or offered or made to us or the Company’s stockholders prior to the termination of the Merger Agreement, and (iii) within 12 months following such termination (a) we consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal, (b) any person acquires from any stockholder of the Company who beneficially owns 5% or more of the Shares or Class F Shares beneficial ownership or the right to acquire beneficial ownership of outstanding shares of capital stock of the Company then representing 15% or more of the combined power to vote generally for the election of directors, or (c) any “group” (as such term is defined for purposes of Section 13(d) of the Exchange Act) shall have been formed that includes a stockholder of the Company who beneficially owns 5% or more of the Shares or Class F Shares, which group beneficially owns or that has the right to acquire beneficial ownership of outstanding shares of capital stock of the Company then representing 30% or more of the combined power to vote generally for the election of directors.

AVAILABLE INFORMATION

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC’s website at http://www.sec.gov.

                                    By Order of the Board of Directors

                                    Philip J. Dubato
                                    Secretary

Baltimore, Maryland
October __, 2007

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2007, among MAINFREIGHT LIMITED, a New Zealand corporation (“Parent”), SALEYARDS CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and TARGET LOGISTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and Class F preferred stock, par value $10.00 per share, of the Company (the “Class F Preferred Stock”) (other than shares of Company Common Stock and Class F Preferred Stock owned by the Company, Parent, Merger Sub or any wholly owned Subsidiary (as defined in Section 2.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 1.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.6(b)).

WHEREAS, as a condition to Parent to enter into this Agreement and the Stock Purchase Agreement between Parent and Swirnow Airways Corp. dated as of the date hereof (the “Stock Purchase Agreement”), and to incur the obligations set forth herein and therein, immediately following the execution and delivery of this Agreement, the Principal Stockholders shall execute and deliver written consents in accordance with Section 228 of the DGCL, substantially in the form of Exhibit A attached to this Agreement (the “Stockholders’ Consents”), pursuant to which such stockholders shall consent to the necessary actions required pursuant to this Agreement (including to effect the Merger) without a meeting, without prior notice and without a vote.

In consideration of the foregoing and of the mutual covenants contained in this Agreement, the Stockholders’ Consents and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.2 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Standard time) on a date to be specified by the parties to this Agreement, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 6 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. As used in this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Auckland, New Zealand.

As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL (except as provided herein). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.4. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable law.

SECTION 1.5. Directors and Officers.

The directors of Merger Sub immediately prior to the Effective time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

SECTION 1.6. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Company Common Stock or Class F Preferred Stock:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b) Conversion of Company Common Stock and Class F Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 1.6(c)) shall be canceled and shall be converted automatically into the right to receive $2.50 in cash payable to the holder thereof, without interest (the “Common Stock Merger Consideration”). Each Share of Class F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 1.6(c)) shall be canceled and shall be converted automatically into the right to receive $62.50 in cash payable to the holder thereof, without interest (the “Class F Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock and Class F Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist and, subject to Section 1.6(d), each holder of a certificate representing any such shares of Company Common Stock or Class F Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and each share of Class F Preferred Stock held in the treasury of the Company and each share of Company Common Stock and Class F Preferred Stock owned by Merger Sub, Parent, any wholly owned Subsidiary of Parent or any subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Shares of Company Common Stock of Dissenting Stockholders.

(i) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Class F Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (a “Dissenting Stockholder,” and collectively, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares (the “Dissenting Shares”) in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock or Class F Preferred Stock, as the case may be, shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock or Class F Preferred Stock, as the case may be, in accordance with Section 1.6(b), without any interest thereon, upon surrender in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock or Class F Preferred Stock, as the case may be.

(ii) The Company shall give to Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock or holder of Class F Preferred Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

SECTION 1.7. Exchange of Company Certificates.

(a) Paying Agent. No later than five (5) Business Days prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock and Class F Preferred Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock and Class F Preferred Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock and Class F Preferred Stock shall become entitled pursuant to Section 1.6(b). From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at times necessary for the prompt payment of the Merger Consideration as provided in Section 1.6(b) upon surrender of certificates representing the shares of Company Common Stock and Class F Preferred Stock as provided herein. All interest earned on such funds shall be paid to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock and Class F Preferred Stock (the “Company Certificates”) (other than holders of shares of Company Common Stock or Class F Preferred Stock that are cancelled in accordance with Section 1.6(c)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration as provided in Section 1.6(b). Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Class F Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 1.6(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

(c) No Further Ownership Rights in Company Common Stock or Class F Preferred Stock; Transfer Books. All cash paid upon the surrender of Company Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Class F Preferred Stock theretofor represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock or Class F Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for cash as provided in this Article 1.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. As used in this Agreement, “Governmental Authority” shall mean the United States federal, state, county, local or any foreign government, governmental, regulatory or administrative authority, subdivision, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Company Common Stock or Class F Preferred Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 1.6(b), in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond which are acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

(f) Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock or Class F Preferred Stock pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Class F Preferred Stock in respect of which such deduction and withholding were made.

SECTION 1.8. Options. (a)  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 1.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from the Company, and shall receive, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated and (ii) with respect to any person subject to Section 16(a) of the Exchange Act, any Cash Amount to be paid to such person in accordance with this Section 1.8 shall be paid as soon as practicable after the payment can be made without liability to such person under Section 16(b) of the Exchange Act. As used in this Agreement, “Option” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company’s 1996 Stock Option Plan, the Company’s 2005 Stock Option Plan, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (“Company Stock Plans”) or any other Contract entered into by the Company or any of the Company Subsidiaries.

(b) As of the Effective Time, except as provided in this Section 1.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c) Except as set forth on Section 1.8(c) of the Company Disclosure Letter (as defined in Section 2), no outstanding Option may be exercised for a price that is less than the fair market value of the underlying stock of the Company on the date such Option was granted (determined by the reasonable application of a reasonable valuation method), and no Option to purchase stock of the Company has been exercised for a price that was less than the fair market value of the underlying stock of the Company on the date such Option was granted (determined by the reasonable application of a reasonable valuation method).

(d) At or before the Effective Time, the Company shall use its reasonable best efforts to cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required or otherwise necessary under the Company Stock Plans or any Options to give effect to the foregoing provisions of this Section 1.8 and to use its reasonable best efforts to obtain the acknowledgement required under paragraph (a) of this Section 1.8.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports (as defined in Section 2.5(a)) filed with the SEC prior to the date of this Agreement (excluding the exhibits thereto) and except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

SECTION 2.1. Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (x) adversely affects the freight forwarding industry generally, (y) arises out of general economic or industry conditions (and in the case of clauses (x) and (y) does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (z) (other than with respect to Section 2.3) result from the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 2.2. Capitalization. (a)  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, 18,811,686 of which are issued and outstanding (including shares of Company Common Stock held by the Company in its treasury) and (ii) 2,500,000 shares of preferred stock, of which 300,000 shares have been designated Class F Preferred Stock. As of the date of this Agreement, 122,946 shares of Class F Preferred Stock are issued and outstanding. 734,951 shares of Company Common Stock are held by the Company in its treasury. The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Company Common Stock and Class F Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights and in compliance with all applicable state and federal securities laws. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind, to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Section 2.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of the Company Subsidiaries, any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding restricted stock awards. There are no stock appreciation rights attached to the options, warrants or rights listed in Section 2.2(b) of the Company Disclosure Letter. Except as set forth above in this Section 2.2 and Section 2.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of, or ownership interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 2.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote (as defined in Section 2.12(b)), if required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the (x) certificate or articles of incorporation or bylaws of the Company or any of the Company Subsidiaries that is a corporation, (y) the articles or certificate of formation or the limited liability company agreement of any of the Company Subsidiaries that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any of the Company Subsidiaries that is a limited partnership, or the organizational documents of any other of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is necessary to be obtained or made by the Company or any of the Company Subsidiaries in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (iii) the filing with the SEC of (A) an information statement relating to the Merger and the transactions contemplated hereby (such information statement, as amended or supplemented from time to time, the “Information Statement”), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the American Stock Exchange, (v) compliance with the “blue sky” laws of various states, and (vi) other than those required by clauses (i)-(v), where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.4. Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) of the Company Subsidiaries; and (ii) entity (other than the Company Subsidiaries) in which the Company or any of the Company Subsidiaries owns any interest.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by one or more Company Subsidiaries free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements, arrangements, undertakings or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of the Company Subsidiaries. There are no agreements requiring the Company or any of the Company Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of the Company Subsidiaries. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 2.5. SEC Reports and Financial Statements.

(a) Since July 1, 2003, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred with respect to the Company or any of the Company Subsidiaries that requires, or after the passage of time would require, the filing of a current report or Form 8-K for which such Form 8-K has not otherwise been filed. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business which are not material). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) The Company has not received notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are currently or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since July 1, 2003, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. Since July 1, 2003, to the Knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Company or any of the Company Subsidiaries. Set forth in Section 2.5(c) of the Company Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and the Company Subsidiaries.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by, and would be able to make such certifications (without qualifications or exceptions to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the American Stock Exchange, and the statements contained in any such certifications are complete and correct. Neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company required to be disclosed in the Company SEC Reports, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in Company’s periodic reports required under the Exchange Act.

(f) The Company is in compliance in all material respects with all current and proposed listing and corporate governance requirements of the American Stock Exchange, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

SECTION 2.6. Absence of Material Adverse Changes, etc. Since June 30, 2007, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

SECTION 2.7. Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Report filed prior to the date hereof, Section 2.7 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts or other arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of the Company Subsidiaries has any existing or future liabilities, between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of such executive officer, director or owner (other than the Company or any of the Company Subsidiaries). Parent has been provided with true and complete copies of any such Contracts or arrangements, all of which shall be terminated on or prior to the Closing, except as set forth on Section 2.7 of the Company Disclosure Letter.

SECTION 2.8. Litigation. There are no suits, actions, claims, arbitrations or other proceedings or investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.9. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, if such a meeting is held pursuant to Section 5.1(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Information Statement supplied by the Company will comply in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement.

SECTION 2.10. Broker’s or Finder’s Fees. Except for BB&T Capital Markets (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any of the Company Subsidiaries or under the Company’s or any of the Company Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company’s agreement with the Company Financial Advisor pursuant to which the Company Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

SECTION 2.11. Employee Plans. (a) There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed to or required to be contributed to, provided, promised to provide, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”). As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether (1) written or unwritten, (2) formal or informal, or (3) an “employee benefit plan” within the meaning of section 3(3) of ERISA, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, independent contractor, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program, policy, arrangement or agreement.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent, where applicable, a correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative Contracts, and insurance Contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to or by such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by or to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes. All assets of any Company Employee Pension Benefit Plan consist of cash or actively traded securities.

(d) The Company has filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file, and all fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.

(e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance in all material respects with all applicable provisions of ERISA, the Code and other applicable laws and regulations. All contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(f) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of the Company Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Employee Benefit Plan, and, to the Knowledge of the Company, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Employee Benefit Plan.

(g) Neither the Company nor any Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has ever been or is expected to be incurred by the Company or any of the Company Subsidiaries.

(h) The Company and the Company Subsidiaries have no obligation to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the health care continuation provisions in ERISA and the Code or similar provisions of state law.

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or any of the Company Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any of the Company Subsidiaries has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 2.11(i) (without regard to whether the transactions contemplated by this Agreement are consummated).

(j) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any Governmental Authority and there have been no such audits, investigations, or proceedings that resulted in any material liability of the Company, any of the Company Subsidiaries or any Company Employee Benefit Plan that has not been fully discharged. No Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against or in favor of any Company Employee Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no claims against the Company for eligibility to participate in any employee benefit plan by any individual who has been classified by the Company as other than a common law employee (such as an independent contractor, leased employee, or consultant), and there are no facts that could reasonably be expected to give rise to such a claim if any individual so classified is subsequently reclassified (whether by the Company, a government entity, or otherwise) as an employee of the Company.

(k) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(l) Without limiting the generality of any other representation contained herein, there exists no Lien against the Company, any of the Company Subsidiaries, any Company ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

(m) Neither the Company, any of the Company Subsidiaries nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional employee benefit plan, program, arrangement, agreement or policy or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(n) As used in this Agreement “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(o) All arrangements that could be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code (“Section 409A”) have been operated in accordance with IRS guidance applicable to such arrangements and a good faith, reasonable interpretation of Section 409A.

SECTION 2.12. Board Recommendation; Company Action; Opinion of the Company Financial Advisor; Requisite Vote of the Company’s Stockholders.

(a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on September 17, 2007 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has received from the Company Financial Advisor an opinion, a written copy of which has been provided to Parent, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock and Class F Preferred Stock.

(b) The only approvals or consents of the holders of any class or series of capital stock necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby is the affirmative vote or action by written consent of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Class F Preferred Stock, voting as a single class (the “Required Company Stockholder Vote”), which the Company contemplates will be obtained by execution of the Stockholders’ Consents, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the Merger or the transactions contemplated hereby, other than the Board of Directors approval referred to in Section 2.12(a).

SECTION 2.13. Taxes.

(a) Each of the Company and each of the Company Subsidiaries has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each of the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended June 30, 2006 and the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007 are adequate to cover all Taxes accruing through such date and the Company’s Form 10-K for the fiscal year ended June 30, 2007 will contain reserves for Taxes that are adequate to cover all Taxes accruing through such date. The Company and each of the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any of the Company Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of the Company Subsidiaries is contesting in good faith through appropriate proceedings.

(b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any of the Company Subsidiaries as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any of the Company Subsidiaries by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the most recent Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the Company Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any of the Company Subsidiaries with respect to any period following the Closing Date. Neither the Company nor any of the Company Subsidiaries has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c) Neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any of the Company Subsidiaries has been a party to a “listed transaction,” a “reportable transaction” or other similar transactions within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any of the Company Subsidiaries is a party to any Contract that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the Knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(f) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g) Neither the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) As used in this Agreement “Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including escheat liabilities), imposed by any taxing or other Governmental Authority, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii). As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

SECTION 2.14. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any of the Company Subsidiaries that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below), and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any of the Company Subsidiaries relating to any liability under any Environmental Law.

(b) The Company and the Company Subsidiaries have solely been in the business of freight forwarding. The Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (as defined below) (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither the Company, any of the Company Subsidiaries nor any real property owned, leased or operated by the Company or any of the Company Subsidiaries, is subject to any pending or, to the Knowledge of the Company, threatened action, suit, claim, investigation, inquiry, notice of non-compliance, request for information or proceeding or arbitration relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any of the Company Subsidiaries, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of the Company and the Company Subsidiaries is responsible for or has assumed, contractually or, to the Knowledge of the Company, by operation of law, any liabilities or obligations of (i) former Subsidiaries or Affiliates of the Company or its predecessor entities or (ii) other third parties under any Environmental Laws or any legal principle including fraudulent conveyance or piercing the corporate veil.

(f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site. For the purposes of this subsection, the term “site” includes property leased, owned or operated by the Company and/or by third parties.

(g) As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment, human health and safety, the existence, removal or remediation of substances on real property, and/or the emission, discharge, release or control of substances into or in the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Atomic Energy Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended. For the purposes of this subsection, the “environment” includes surface soils, subsurface soils, surface waters, groundwaters, leachate and stream or other sediments.

SECTION 2.15. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws, rules or regulations of any Governmental Authority that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of the Company Subsidiaries has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 2.15 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.14.

SECTION 2.16. Employment Matters. (a)  Neither the Company nor any of the Company Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such Contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect; or (iii) is the subject of any suits, actions, claims, arbitrations or other proceedings or investigations asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(b) On or before the Closing Date, the Company shall provide to Parent a list of all individuals whose employment has been terminated during the ninety (90) calendar days immediately preceding the Closing Date, or whose work hours have been reduced during the six (6) months immediately preceding the Closing Date; such list shall specify the individual’s name, site of employment, title or function, starting date of employment and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period immediately preceding the Closing Date. Each party further agrees to cooperate in good faith with regard to any notification that may be required by the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any other similar applicable law on or after the Closing Date.

(b) The Company and Company Subsidiaries have no “leased employees” within the meaning of Section 414(n) of the Code.

SECTION 2.17. Investment Company Act. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 2.18. Intellectual Property. (a) Except as has not had, or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, either the Company or any of the Company Subsidiaries owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as has not had, or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened suits, claims, arbitrations or other proceedings or investigations by any person alleging infringement by the Company or any of the Company Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company of any of the Company Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of the Company Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, upon the consummation of the transactions contemplated hereby, the Company and the Company Subsidiaries shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and the Company Subsidiaries enjoyed prior to such transactions, except where the failure to so own or have the right to use would not reasonably be expected to have, or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business of the Company and the Company Subsidiaries as currently constituted. The IT Assets have not materially failed to perform their intended purpose in use by the Company or any of the Company Subsidiaries within the past three years. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to Access without authorization the IT Assets, or (ii) otherwise materially adversely affect the functionality of the IT Assets. To the Knowledge of the Company, no Person has gained unauthorized Access to the IT Assets maintained on the central data processing facilities of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology for the IT Assets and the central data processing facilities of the Company and the Company Subsidiaries consistent with industry practices. “Access” means, in connection with IT Assets constituting computer software maintained on the central data processing facilities of the Company and the Company Subsidiaries, causing, halting or controlling the execution of such software, and in connection with IT Assets constituting either such computer software or databases, viewing, reproducing, transmitting, altering or destroying such IT Assets or enabling others to do so.

SECTION 2.19. Properties. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property. All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are in good operating condition, ordinary wear and tear excepted, (ii) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (iii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable Contracts, including sales Contracts. All leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries that would have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 2.20. Insurance. Section 2.20 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses. All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 2.21. Certain Contracts and Arrangements.   (a) Except for this Agreement, Contracts filed with the SEC prior to the date hereof or as set forth on Section 2.21 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract which is (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, Contract or other binding commitment (other than those between the Company and any of the Company Subsidiaries) relating to indebtedness or other obligation to make payment in an amount in excess of $100,000 individually, (iii) a Contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or the Company Subsidiaries is engaged or to compete with any person or operate in any location, (iv) a Contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or the Company Subsidiaries taken as a whole, (v) a settlement or similar agreement with any Governmental Authority to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company or any of the Company Subsidiaries, (vi) an agreement with a sales agent, forwarding agent or independent contractor and (vii) all Material Real Estate Leases (all Contracts described in this Section 2.21 being referred to herein as “Material Company Contracts”).

(b) Other than as contemplated by Sections 2.3(b) and 2.3(c), no consents, assignments, waivers, authorizations or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Material Company Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect; and there is not, under any such Material Company Contract, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries that would have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 2.22. Section 203 of the DGCL. Assuming the accuracy of the representations made in Section 3.6 hereof, the action of the Board of Directors of the Company in approving this Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to this Agreement, the Stock Purchase Agreement, and the Merger and the transaction contemplated hereby and thereby (i) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, and (iii) any provision of the Company’s certificate of incorporation or bylaws that would require any corporate approval other than that otherwise required by Section 251 of the DGCL.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date that:

SECTION 3.1. Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such power or authority would not have or reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign business entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means an adverse effect that would prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transaction contemplated hereby.

SECTION 3.2. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or Merger Sub under any of the terms, conditions or provisions of, any Contract of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Other than in connection with or in compliance with the provisions of (i) the DGCL, (ii) the Exchange Act, (iii) the HSR Act and (iv) competition approvals in foreign countries, if applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

SECTION 3.3. Information Supplied. None of the information supplied or to be supplied in writing by Parent specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, if such a meeting is held pursuant to Section 5.1(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement.

SECTION 3.4. Broker’s or Finder’s Fees. Except for Grant Samuel & Associates Limited and Downer & Company, LLC, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub or under Parent’s or Merger Sub’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.5. Financing. Parent has and will continue to have funds available to it sufficient to consummate the Merger in accordance with the terms of this Agreement.

SECTION 3.6. Share Ownership. Neither Parent nor Merger Sub “owns” (within the meaning of Section 203 of the DGCL) or has, within the last three years, “owned” (within the meaning of Section 203 of the DGCL) any shares of capital stock of the Company, including, without limitation, any shares of Company Common Stock or Class F Preferred Stock.

ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1. Conduct of Business by the Company and the Company Subsidiaries Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) or except as expressly required by this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 4.1(a), except as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities with a value in excess of $500,000 in the aggregate or terminate, cancel, materially modify or enter into any material commitment (including any Material Company Contracts), transaction, line of business or other Contract, in each case outside of the ordinary course of business consistent with past practice;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any Person;

(iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock, other equity securities or ownership interests, any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock, equity securities or ownership interests outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any of the Company Subsidiaries;

(ix) incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money, other than drawdowns or issuances of letters of credit made under existing credit facilities made in the ordinary course of business consistent with past practice, provided that if at any time the outstanding balance of any such drawdowns or issuances, exceeds $2,000,000 in the aggregate, the Company shall promptly notify Parent;

(x) create or assume any material Lien on any material asset;

(xi) authorize, recommend or propose any material change in its capitalization;

(xii) (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any of the Company Subsidiaries, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any of the Company Subsidiaries, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any of the Company Subsidiaries or make additional awards of compensation, bonus or other benefits, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (except to the extent required by applicable law), (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any of the Company Subsidiaries not required by any existing agreement or employee benefit plan, (G) hire any executive officer, (H) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 2.11(i) (without regard to whether the transactions contemplated by this Agreement are consummated) or (I) take any action that would result in any plan, program or agreement becoming subject to Section 409A or provide any employee entitlement to a tax gross-up or similar payment for any excise tax that may be due under Section 409A;

(xiii) execute or amend in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;

(xiv) make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate;

(xv) settle, compromise or otherwise resolve any litigation or other legal proceedings involving payments of more than $50,000 in the aggregate by or to the Company or any of the Company Subsidiaries;

(xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $25,000 individually or $50,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvii) write off any accounts or notes receivable in excess of $200,000 in the aggregate;

(xviii) approve, make or commit to make any capital expenditure in excess of $150,000 in the aggregate;

(xix) enter into any Contract that limits or otherwise restricts the Company or any of the Company Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xx) subject to the fiduciary duties of the Company’s directors, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

(xxi) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(xxii) organize or acquire any Person that could become a Subsidiary;

(xxiii) subject to the fiduciary duties of the Company’s directors, grant approval for purposes of Section 203 of the DGCL of any “business combination” or any acquisition of “voting stock” of the Company, each as defined in Section 203 of the DGCL;

(xxiv) adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xxv) except as permitted by Section 5.8, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.2 at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxvi) take no action that would adversely affect the ability of the Company (A) to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or (B) to file any required Company SEC Reports in the ordinary course of business, consistent with past practice; or

(xxvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 4.1(a) or (b).

SECTION 4.2. Conduct of Business by Parent. Except as expressly required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

(a) adopt a plan of complete or partial liquidation or dissolution of Parent;

(b) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(c) take or agree in writing or otherwise to take any of the actions precluded by Sections 4.2(a) through 4.2(b).

ARTICLE 5

ADDITIONAL AGREEMENTS

SECTION 5.1. Preparation of Information Statement; Stockholders Meetings.

(a) If not already filed, promptly following the execution of this Agreement, the Company shall prepare and file with the SEC the Information Statement. Parent and Merger Sub shall furnish to Company all information concerning it as is required by the SEC in connection with the preparation of the Information Statement. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after the Information Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Information Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Information Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto.

(b) In addition to the actions specified in Section 5.1(a), the Company shall promptly take, or shall cause its officers to promptly take, any action required under Section 228 of the DGCL reasonably necessary to give operative effect to the Stockholders’ Consents.

(c) The Company shall, if necessary due to the invalidity of the Stockholders’ Consents or failure of delivery of the Stockholders’ Consents within 24 hours of the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Required Company Stockholder Vote. Without limiting the foregoing, if a Company Stockholder Meeting is necessary due to the invalidity of the Stockholders’ Consents or failure of delivery of the Stockholders’ Consents within 24 hours of the execution of this Agreement, the Company shall mail its proxy statement to its stockholders as promptly as practicable following the date of the invalidity of the Stockholders’ Consents or failure of the delivery of the Stockholders’ Consents, and shall hold the Company Stockholders Meeting not later than 30 days following the date of such mailing. Without limiting the generality of the foregoing, the Company agrees that the obligations contained in this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined below) or any Company Adverse Recommendation Change (as defined below).

(d) If, at any time after the mailing of the definitive Information Statement or proxy statement, as the case may be, to the Company’s stockholders, any event should occur that results in the Information Statement or proxy statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Information Statement or proxy statement, the Company and Parent shall promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to the Company’s Stockholders such amendment or supplement.

SECTION 5.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 5.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time (“Acquired Employees”).

(a) Employment. All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment Contracts disclosed in Section 2.11(a) of the Company Disclosure Letter. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement.

(b) Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption. Acquired Employees shall continue after the Effective Time to participate in such assumed Company Employee Benefit Plans. At such time as determined by Parent or the Surviving Corporation with Parent’s approval, Acquired Employees shall participate in Parent’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent’s employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of Parent or the Surviving Corporation and of the Company. Nothing in this Section 5.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment Contracts).

(c) Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of any health flexible spending account and dependent care accounts of eligible Acquired Employees.

SECTION 5.3. Consents and Approvals.

(a) Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act. The parties shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any franchise, permit, concession, Contract or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no franchise, permit, concession, Contract or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Information Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

SECTION 5.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange or trading market.

SECTION 5.5. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement. In the event that any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby.

SECTION 5.6. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.7. Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to afford the officers, employees and agents of Parent and Merger Sub reasonable access at all reasonable times from the date hereof through the Effective Time to the Company’s and the Company Subsidiaries’ officers, employees, agents, properties, facilities, books, records, Contracts and other assets and shall furnish Parent and Merger Sub all ongoing financial, operating and other data and information prepared by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice as Parent and Merger Sub through their officers, employees or agents, may reasonably request; provided, however, that the Company may limit the foregoing access to its non-executive management employees, agents, properties and facilities to the extent that such access or investigation would, in the discretion of the Company’s chief executive officer, interfere with the respective businesses and operations of the Company or any of the Company Subsidiaries.

(b) All access and investigation pursuant to this Section 5.7 shall be coordinated through the chief executive officer of the Company and shall occur only upon reasonable notice and shall be conducted at Parent’s expense and in such a manner as not to interfere with the normal operations of the business of the Company or any of the Company Subsidiaries.

(c) No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(d) The provisions of the Non-Disclosure Agreement, dated June 21, 2007 between Parent and the Company (the“Company Non-Disclosure Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 5.8. No Solicitation.

(a) The Company agrees that from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and its investment bankers and other advisors retained in connection with the transactions contemplated by the Agreement (collectively, “Representatives”) to, cease any negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal. The Company shall not, and shall not authorize or permit its Representatives to, (i) initiate, solicit, encourage or knowingly take any action to facilitate any inquiries with respect to the making of any Takeover Proposal, or (ii) participate in any discussions or negotiations with, or provide access to its properties, books and records or any confidential information or data to, any third party regarding any Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company receives a bona fide, unsolicited, written Takeover Proposal that the Board of Directors of the Company, after consultation with its outside counsel and its financial advisor, determines constitutes or is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach of the Company of this Section 5.8, then the Company may furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and participate in discussions and negotiations with such Person regarding a Takeover Proposal pursuant to a customary confidentiality agreement not less restrictive to such Person than the provisions of the confidentiality agreement entered into between Parent and the Company, dated June 21, 2007; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.8(a) by any Representative, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.8(a) by the Company.

(b) Except as expressly permitted by this Section 5.8(b), the Board of Directors of the Company (and any Special Committee thereof) shall not (i)(A) withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors (and any Special Committee thereof) that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) or (B) publicly recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 5.8(a) and prior to the time that the Required Company Stockholder Vote is obtained, whether by written consent or at a meeting, the Board of Directors of the Company (or any Special Committee thereof) may make a Company Adverse Recommendation Change in circumstances where such Board (or any Special Committee thereof) determines, after consultation with outside counsel and its financial advisor that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; provided that the Board of Directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless the Company has (x) provided to Parent at least five Business Days’ prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail, and (y) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Takeover Proposal.

(c) For purposes of this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to (A) any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any of the Company Subsidiaries of (x) assets or businesses that constitute or represent 10% or more of the total revenue, operating income or assets of the Company and the Company Subsidiaries, taken as a whole immediately prior to such transaction, or (y) 10% or more of the outstanding shares of Company Common Stock or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company Subsidiaries in each case other than the transactions contemplated by this Agreement or (B) any purchase or sale (other than a purchase or sale of Company Common Stock on a “national securities exchange,” as defined under the Securities Exchange Act of 1934) of, or tender offer or exchange offer for, capital stock of the Company or any of the Company Subsidiaries that if consummated would result in any Person beneficially owning 10% or more of any class of capital stock of the Company or any of the Company Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 50% of the voting power represented by the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the Merger; provided, however, that no Takeover Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Takeover Proposal is not committed.

(d) In addition to the other obligations of the Company set forth in this Section 5.8, the Company shall immediately (and in any event, within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same and shall immediately provide Parent with a copy of any written request or Takeover Proposal or other document relating to a Takeover Proposal. The Company will keep Parent promptly and fully informed of the status and details (including amendments) of any such request, Takeover Proposal or inquiry and shall promptly provide Parent with a copy of any non-public information furnished to the Person making such request, Takeover Proposal or inquiry.

SECTION 5.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect.

(b) For three years after the Effective Time, to the full extent permitted under applicable law, the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above. Promptly after receipt by an Indemnified Party under this Section 5.9(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 5.9(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually and materially prejudiced by such omission. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 5.9(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or would reasonably be expected to be have been a party and indemnity could properly have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be obligated pursuant to this Section 5.9(b) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action in any one jurisdiction except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(c) Parent shall cause the Surviving Corporation to purchase a three-year “tail” policy on terms and conditions no less advantageous than the Company’s existing officers’ and directors’ liability insurance policies, in effect on the date of this Agreement, provided, that in no event shall Parent or the Surviving Corporation be required to expend more than $74,000 for such insurance (the “Maximum Amount”), provided, further, that if the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such three-year period as much coverage as reasonably practicable for the Maximum Amount.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 5.9.

SECTION 5.10. State Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Merger and the Stockholders’ Consents or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and the Stock Purchase Agreement, and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

SECTION 5.11. Expenses. Except as set forth in Section 7.3, Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 6
CONDITIONS

SECTION 6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained, be in full force and effect and a period of at least 20 calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s stockholders, provided that if the Required Company Stockholder Vote is not obtained by the Stockholders’ Consents, the Required Company Stockholder Vote shall have been obtained by the affirmative vote of the holders of at least a majority of the voting power represented by the outstanding Company Common Stock and Class F Preferred Stock at the Company Stockholder Meeting.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act, if applicable, shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order or preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any other Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Resignations of Directors. Each of the directors of the Company shall have resigned as of the Effective Date and such resignations shall have been delivered to Parent.

(d) Appraisal Rights. No more than 2,000,000 of the outstanding shares of Company Common Stock shall be Dissenting Shares.

(e) Net Working Capital. The Company shall provide Parent with evidence reasonably satisfactory to Parent demonstrating that the Company’s Net Working Capital is no less than $7,403,148 as of a date that is no more than thirty-one (31) days prior to the Closing Date.

(f) The Company shall, directly or indirectly, own all of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, Target Airfreight (HK) Limited.

SECTION 6.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated by January 31, 2008, or such other date, if any, as the Company and Parent shall agree upon (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (other than a failure to fulfill the condition set forth in Section 6.2(a), to the extent that the breach of a representation or warranty giving rise to such failure occurred after the date hereof) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Parent, if any Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted and shall remain in effect any statute, law, ordinance, rule, or regulation of any Governmental Authority that makes consummation of the Merger illegal or otherwise prohibited;

(d) by either the Company or Parent, if at a Company Stockholder Meeting convened by the Company pursuant to the second sentence of Section 5.1(b), (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained;

(e) by Parent, if

(i) the Board of Directors of the Company shall have withdrawn, modified, amended or changed in any respect adverse to Parent its adoption of this Agreement or the Merger or shall have failed (following a request by Parent to do so) to make favorable recommendation of this Agreement or the Merger or, subsequent to a Takeover Proposal, shall have failed to affirm publicly and unconditionally its recommendation in favor of this Agreement and the Merger to the Company’s stockholders, which public affirmation must be made within five calendar days after Parent’s written request to do so;

(ii) the Board of Directors of the Company (or any committee thereof) shall have made a Company Adverse Recommendation Change or shall have resolved to, or publicly announced an intention to, do so;

(iii) the Company shall have breached in any material respect Section 5.8;

(iv) the condition set forth in Section 6.2(d) shall not have been satisfied; or

(v) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform (“Company Breach”); or

(f) by Parent, if any of the Stockholders’ Consents is rendered invalid or ineffective for any reason; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if (x) the invalidity is not as a result of the Company’s breach of Section 5.1 and the Company has provided notice to Parent that it proposes to cure such invalidity or ineffectiveness by convening the Company Stockholder Meeting pursuant to the second sentence of Section 5.1 hereof and the Company thereafter uses its best efforts to convene a Company Stockholder Meeting or (y) the Company has otherwise cured such invalidity after receipt of the Parent’s consent to such cure, such consent not to be unreasonably withheld;

(g) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2. Effect of Termination. Upon the termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become null and void except as set forth in Section 7.3 and for the provisions in Article 8, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any breach of a covenant or representation or warranty in this Agreement prior to such termination. In addition, the Company Non-Disclosure Agreement shall not be affected by the termination of this Agreement.

SECTION 7.3. Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(e)(i), Section 7.1(e)(ii) or Section 7.1(e)(iii), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent a fee in immediately available funds of an amount equal to $2,115,000 (the “Termination Fee”).

(b) If (A) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) or Section 7.1(e)(v), (B) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to the termination of this Agreement, and (C) within 12 months following such termination (x) the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal or (y) any Person acquires from any stockholder of the Company who beneficially owns 5% or more of the Company Common Stock or Class F Preferred Stock (such stockholder, a “5% Stockholder”) beneficial ownership or the right to acquire from any 5% Stockholder beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder) shall have been formed that includes a 5% Stockholder that beneficially owns or that has the right to acquire beneficial ownership of outstanding shares of capital stock of the Company then representing 30% or more of the combined power to vote generally for the election of directors, the Company shall promptly, but in no event later than one Business Day after the earliest to occur of such events, pay Parent the Termination Fee.

SECTION 7.4. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that alters or changes (i) the Merger Consideration, (ii) the terms of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) any of the terms or conditions of the Agreement if such alteration or change would adversely affect the rights of any holders of any class or series of stock of the constituent corporations (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

SECTION 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), delivered by email in PDF form or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Mainfreight Limited
P.O. Box 14-038 Panmure
Auckland, New Zealand
Attention: Don Braid, Managing Director
Fax: +64 (9) 270-7400
Email: don@mainfreight.com

with a copy to:

Howard-Smith & Co.
Barristers and Solicitors
P.O. Box 33-339, Takapuna
Auckland, New Zealand
DX BP 66501
Attention: Carl Howard-Smith
Fax: +64 (9) 486-1045
Email: chslegal@xtra.co.nz

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Jack S. Bodner, Esq.
Fax: (646) 441-9079
Email: jbodner@cov.com

(b)	if to the Company:

Target Logistics, Inc.
500 Harborview Drive, Third Floor
Baltimore, Maryland 21230
Attention: Stuart Hettleman, President and Chief Executive Officer
Fax: (410) 230-0897
Email: shettleman@targetlogistics.com

with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202
Attention: Hillel Tendler, Esq.
Fax: (410) 951-6038
Email: ht@nqgrg.com

Notice so given shall (in the case of notice so given by mail) be deemed to be given three Business Days after mailed and (in the case of notice so given by cable, telegram, telecopier, telex, email or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 8.3. Interpretations. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.4. Governing Law; Jurisdiction. (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

SECTION 8.5. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 8.6. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 5.9 and may specifically enforce its terms. Nothing in this Agreement shall be construed as amending any Company Employee Benefit Plan, and any amendment of a Company Employee Benefit Plan contemplated or required by this Agreement shall be effective only upon a separate amendment of such Company Employee Benefit Plan in accordance with its terms.

SECTION 8.7. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.8. Entire Agreement. This Agreement and the Company Non-Disclosure Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 8.10. Defined Terms For purposes of this Agreement, the following terms will have the following meanings when used herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Employees” shall have the meaning set forth in Section 5.2 hereof.

“Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Business Day” shall have the meaning set forth in Section 1.2(a) hereof.

“Cash Amount” shall have the meaning set forth in Section 1.8(a) hereof.

“CERCLA” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.2(b) hereof.

“Class F Preferred Stock” shall have the meaning set forth in the recitals hereof.

“Class F Preferred Stock Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Closing” shall have the meaning set forth in Section 1.2(a) hereof.

“Closing Date” shall have the meaning set forth in Section 1.2(a) hereof.

“Code” shall have the meaning set forth in Section 1.7(f) hereof.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.8(b) hereof.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(b) hereof.

“Company Breach” shall have the meaning set forth in Section 7.1(e)(iv) hereof.

“Company Certificates” shall have the meaning set forth in Section 1.7(b) hereof.

“Company Common Stock” shall have the meaning set forth in the recitals hereof.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article 2 hereof.

“Company Employee Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Employee Pension Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Employee Welfare Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company ERISA Affiliates” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Financial Advisor” shall have the meaning set forth in Section 2.10(a) hereof.

“Company Financial Statements” shall have the meaning set forth in Section 2.5(b) hereof.

“Company Material Adverse Effect” shall have the meaning set forth in Section 2.1 hereof.

“Company Non-Disclosure Agreement” shall have the meaning set forth in Section 5.7(b) hereof.

“Company SEC Reports” shall have the meaning set forth in Section 2.5(a) hereof.

“Company Stock Plans” shall have the meaning set forth in Section 1.8(a) hereof.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.1(b) hereof.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1 hereof.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, deed of trust, commitments, leases or other instruments or obligations, whether written or oral.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Dissenting Shares” shall have the meaning set forth in Section 1.6(d)(i) hereof.

“Effective Time” shall have the meaning set forth in Section 1.2(b) hereof.

“Environmental Laws” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“ERISA” shall have the meaning set forth in Section 2.11(o) hereof.

“Exchange Act” shall have the meaning set forth in Section 2.3(c) hereof.

“Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Information Statement and all other matters related to the consummation of the Merger (subject to reasonable documentation).

“5% Stockholder” shall have the meaning set forth in Section 7.3(b) hereof.

“Governmental Authority” shall have the meaning set forth in Section 1.7(d) hereof.

“Hazardous Substance” shall have the meaning set forth in Section 2.14(g)(ii) hereof.

“HSR Act” shall have the meaning set forth in Section 2.3(c) hereof.

“Indemnified Party” shall have the meaning set forth in Section 5.9(a) hereof.

“Indemnifying Parties” shall have the meaning set forth in Section 5.9(b) hereof.

“Information Statement” shall have the meaning set forth in Section 2.3(c) hereof.

“Intellectual Property” shall have the meaning set forth in Section 2.18(a) hereof.

“IT Assets” means all computer software (in either object code or source code form) the use of which is necessary for, or used in, the conduct of the business of the Company and the Company Subsidiaries as currently constituted and all databases the use of which is so necessary or used and which are maintained on the central data processing facilities of the Company and the Company Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: (i) Stuart Hettleman, (ii) Philip J. Dubato, (iii) Christopher Coppersmith, and, solely for purposes of Section 2.18 of this Agreement, (iv) Bruce Slawinski.

“Lien” shall have the meaning set forth in Section 2.4(b) hereof.

“Material Company Contracts” shall have the meaning set forth in Section 2.21(a)(v) hereof.

“Material Real Estate Lease” means any lease for real estate under which the Company or any of the Company Subsidiaries is obligated to make annual payments in excess of $50,000.

“Maximum Amount” shall have the meaning set forth in Section 5.9(c) hereof.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereof.

“Net Working Capital” means total current assets less total current liabilities, calculated using the methodology, assumptions and balance sheet line items set forth on Section 8.10 of the Disclosure Letter.

“Option” shall have the meaning set forth in Section 1.8(a) hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 3.1 hereof.

“Paying Agent” shall have the meaning set forth in Section 1.7(a) hereof.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Principal Stockholders” means Wrexham Aviation Corp. and Kinderhook Partners, LP.

“Qualified Company Employee Benefit Plan” shall have the meaning set forth in Section 2.11(c) hereof.

“RCRA” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.12(b) hereof.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 2.5(d) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” shall have the meaning set forth in Section 2.11(p) hereof.

“Securities Act” shall have the meaning set forth in Section 2.5(a) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in the recitals hereof.

“Stockholders’ Consents” shall have the meaning set forth in the recitals hereof.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.

“Superior Proposal” shall have the meaning set forth in Section 5.8(c) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Takeover Proposal” shall have the meaning set forth in Section 5.8(b) hereof.

“Taxes” shall have the meaning set forth in Section 2.13(h) hereof.

“Tax Return” shall have the meaning set forth in Section 2.13(h) hereof.

“Termination Date” shall have the meaning set forth in Section 7.1(b) hereof.

“Termination Fee” shall have the meaning set forth in Section 7.3(a) hereof.

“WARN Act” shall have the meaning set forth in Section 2.16(b) hereof.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

MAINFREIGHT LIMITED

By:	/s/
Name: Don Braid
Title: Group Managing Director

SALEYARDS CORP.

By:	/s/
Name: Don Braid
Title: President

TARGET LOGISTICS, INC.

By:	/s/
Name: Stuart Hettleman
Title: President

Exhibit A

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
OF
TARGET LOGISTICS, INC.

The undersigned, being the holders of the shares of capital stock of Target Logistics, Inc., a Delaware corporation (the “Company”), as set forth opposite their name on Annex A attached hereto, acting hereunder without convening a formal meeting, do hereby consent in writing to the adoption of the following resolutions pursuant to Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), such action to have the same force and effect as a vote of such stockholders of the Company at a meeting duly called and held:

WHEREAS, the Board of Directors of the Company has determined that the merger of Saleyards Corp., a Delaware corporation (“Sub”), with and into the Company is fair and is advisable and in the best interest of the Company and its stockholders, has approved and adopted the Agreement and Plan of Merger, dated September 17, 2007, by and among Mainfreight Limited (“Parent”), a New Zealand corporation, Sub and the Company, a copy of which is attached hereto as Annex B (the “Merger Agreement”), and the Merger and has submitted the Merger Agreement to the undersigned stockholders of the Company for their approval;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger;

WHEREAS, the undersigned stockholders are the beneficial and record owners of shares of capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Merger Agreement;

WHEREAS, Parent has requested that the undersigned stockholders, in their capacity as stockholders of the Company, adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and they hereby are, consented to, approved and adopted in all respects.

The Secretary of the Company is hereby authorized to file an executed copy of this Consent in the minute book of the Company.

IN WITNESS WHEREOF, each of the undersigned, being a stockholder of the Company, has executed and delivered to the Secretary of the Company this written consent as of the 17th day of September, 2007. The undersigned acknowledge that this written consent is irrevocable and the resolutions adopted hereby become effective immediately upon delivery of this written consent to the Secretary of the Company.

STOCKHOLDERS:

TIA, Inc.

By:	/s/
Stuart Hettleman
Vice President

Kinderhook Partners, LP.

By: Kinderhook GP, LLC, General Partner

By:	/s/
Name: Stephen J. Clearman
Title: General Partner

/s/
Christopher A. Coppersmith

Annex A

Stockholder	Common Share Equivalent of Capital Stock	Voting Percentage
TIA, Inc.	8,958,235[1]	42.36%

Kinderhook Partners, LP.	3,324,138	15..72%

Christopher A. Coppersmith	1,770,130	8.37%

Total:	14,052,503	66.44%

[Annex B omitted from Information Statement]

1 Includes 122,946 shares of Class F Preferred Stock, par value $10.00 per share. Each share of Class F Preferred Stock is entitled to the number of votes to which 25 shares of Common Stock, par value $0.01 per share, is entitled. 122,946 shares of Class F Preferred Stock are entitled to the number of votes to which 3,073,650 shares of Common Stock are entitled.

APPENDIX B

APPRAISAL RIGHTS PROVISIONS UNDER DELAWARE LAW

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

OPINION OF BB&T CAPITAL MARKETS

Corporate Finance
909 East Main Street (23219)
P.O. Box 1575
Richmond, VA 23218-1575

September 17, 2007

Board of Directors
Target Logistics, Inc.
500 Harborview Drive, Third Floor
Baltimore, MD 21230

Ladies and Gentlemen:

The Board of Directors of Target Logistics, Inc. (the “Board”) has requested that we provide to them our opinion as to the fairness, from a financial point of view, to the shareholders (the “Shareholders”) of Target Logistics, Inc. (“Target” or the “Company”) of the consideration to be paid to the Shareholders pursuant to the Agreement and Plan of Merger, dated September 17, 2007, by and among the Company, Saleyards Corp., a Delaware corporation and wholly owned subsidiary of Mainfreight Limited, a New Zealand corporation (“Mainfreight”), and Mainfreight. We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger contemplated by the Merger Agreement as the “Merger”. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, each share of the Company’s common stock will automatically convert into the right to receive $2.50 per share in cash, each share of the Company’s Class F Preferred Stock will automatically convert into the right to receive $62.50 per share in cash (the equivalent of $2.50 per common share multiplied by 25, which is the number of common shares into which each Class F share may be converted) and the corporate existence of the Company will cease.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have been retained by the Board in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation upon the delivery of this opinion, but no part of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade, from time to time, or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such position as of the date of this opinion, it has been disclosed to the Board.

In connection with our review of the Merger and the preparation of our opinion, we have, among other things: (1) reviewed the non-binding letter of intent, dated August 9, 2007, and discussed with management and representatives of the Company the proposed material terms of the Merger; (2) reviewed, among other public information, the Company’s annual reports, Forms 10-K and related financial information, Forms 10-Q and related financial information; (3) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us or approved by senior management of the Company (the “Projections”); (4) discussed with members of senior management of the Company the matters described in clauses (2) and (3) above, as well as other matters concerning the Company’s businesses, operations and prospects; (5) reviewed the historical market prices and trading activity for the Company’s common stock and compared such prices and trading activity with those of certain publicly traded companies that we deemed to be relevant; (6) compared the financial position and results of operations of the Company with those of certain publicly traded companies that we deemed to be relevant; (7) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations that we deemed to be relevant; (8) reviewed public information regarding the historical premiums paid by the purchaser in other business combinations relative to the closing market prices of the targets’ common stock five days prior to the announcement thereof; (9) analyzed a discounted cash flow scenario of the Company based upon the Projections; (10) conducted a market check with other potential buyers; and (11) reviewed other such financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be material or otherwise necessary or appropriate to render our opinion, including our assessment of regulatory, economic, market and monetary conditions.

In conducting our review and rendering our opinion, we discussed with members of management and representatives of the Company the background of the Merger, the reasons and basis for the Merger and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of all information furnished, by or on behalf of the Company, to us or otherwise discussed with or reviewed by us. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed, with your consent, that the Projections provided to us or approved by the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company’s management and that such Projections will be realized in such amounts and at such times as contemplated. We express no opinion with respect to such Projections or the estimates or judgments on which they are based. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have assumed, with your consent, that, in the course of obtaining any legal, regulatory or third party consents, approvals or agreements in connection with the Merger, no material delay, limitation, restriction or condition will be imposed and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. It should also be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion expressed herein was prepared solely for the information and assistance of the Board in connection with the Board’s consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders, of the consideration to be paid pursuant to the Merger Agreement. Accordingly, we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to (i) the Board as to whether or not to cause the Company to enter into the Merger Agreement or consummate the Merger or (ii) the Shareholders as to how they should vote at the Shareholder’s meeting in connection with the Merger or as to whether or not to cause the Company to consummate the Merger. Our opinion may not be used for any other purpose without our prior written consent, except as required by applicable federal securities laws and in accordance with the terms of our engagement agreement with the Company.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the consideration to be paid to the Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Shareholders.

Very truly yours,

BB&T CAPITAL MARKETS
A division of SCOTT & STRINGFELLOW, INC.

By:
Jason D. Bass
Managing Director